Exhibit 4.11

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CHECK POINT SOFTWARE TECHNOLOGIES, LTD.,

CHECK POINT SOFTWARE TECHNOLOGIES, INC.,

SEYFERT ACQUISITION CORPORATION,

AND

SOURCEFIRE, INC.

Dated as of October 5, 2005

i

Schedule of Exhibits

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 5, 2005 by and among Check Point Software Technologies, Ltd., an Israeli company (“Parent”), Check Point Software Technologies, Inc., a Delaware corporation and an affiliate of Parent (“Buyer”), Seyfert Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), and Sourcefire, Inc., a Delaware corporation (the “Company”).

RECITALS

        WHEREAS, each of the boards of directors of Parent, Buyer, Merger Sub and the Company has approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).

        WHEREAS, each of the boards of directors of Parent, Buyer, Merger Sub and the Company has determined that the Merger is in furtherance of, and consistent with, their respective business strategies and is fair to, and in the best interest of, their respective stockholders.

        WHEREAS, the board of directors of the Company has further determined that this Agreement and the Merger are advisable, has approved this Agreement and the Merger and has recommended that its stockholders adopt and approve this Agreement and approve the Merger.

        WHEREAS, promptly following the execution and delivery of this Agreement by each of the parties hereto, the holders of a type and number of shares of capital stock of the Company are executing and delivering written consents sufficient to adopt and approve this Agreement and approve the Merger as required under applicable law, the Company’s certificate of incorporation and bylaws, and any applicable agreements between the Company, on the one hand, and any holders of its capital stock, on the other hand.

        WHEREAS, contemporaneously herewith, and as a condition and inducement to the willingness of each of the parties hereto to enter into this Agreement, Parent and Buyer are adopting the Retention Plan attached hereto as Exhibit A (the “Retention Plan”) and allocating $2.5 million in cash for distribution to certain employees of the Company in accordance with the terms and conditions set forth therein.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1.
Definitions

        Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

        “Affiliate” shall mean any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.

        “Aggregate Residual Amount” shall mean an amount equal to (x) the Transaction Consideration, less (y) the sum of (A) the Aggregate Series A Preference, (B) the Aggregate Series B Preference and (C) the Aggregate Series C Preference.

        “Aggregate Series A Preference” shall mean the product obtained by multiplying (x) the Series A Liquidation Preference and (y) the aggregate number of shares of Series A Preferred Stock (including any rights convertible into or exercisable or exchangeable for, shares of Series A Preferred Stock) issued and outstanding immediately prior to the Effective Time.

        “Aggregate Series B Preference” shall mean the product obtained by multiplying (x) the Series B Liquidation Preference and (y) the aggregate number of shares of Series B Preferred Stock (including any rights convertible into or exercisable or exchangeable for, shares of Series B Preferred Stock) issued and outstanding immediately prior to the Effective Time.

        “Aggregate Series C Preference” shall mean the product obtained by multiplying (x) the Series C Liquidation Preference and (y) the aggregate number of shares of Series C Preferred Stock (including any rights convertible into or exercisable or exchangeable for, shares of Series C Preferred Stock) issued and outstanding immediately prior to the Effective Time.

        “Applicable Law” shall mean, with respect to any Person, any Law applicable to such Person or its properties or assets.

        “Assumed Company Option Exchange Ratio” shall mean that number of Parent Ordinary Shares derived by dividing (x) the Per Share Residual Amount by (y) the Closing Measurement Price.

        “Benefit Arrangement” shall mean any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including, without limitation, any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of equity or incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has or may incur any liability, and (c) covers any current or former employee, director or consultant of the Company or any ERISA Affiliate (with respect to their relationship with such any entity).

        “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the United States or Israel.

        “Cause” shall mean (i) an indictment of a felony or a crime involving moral turpitude; (ii) participation in an act or acts of dishonesty in an individual’s capacity as a service provider to Buyer or the Surviving Corporation; (iii) intentional, or grossly negligent action or inaction resulting in, damage to any property of the Buyer or the Surviving Corporation; or (iv) a material and continuing breach of an individual’s obligations to the Buyer or the Surviving Corporation set forth in any written agreement between such individual and the Buyer or the Surviving Corporation or any written policy of the Buyer or the Surviving Corporation applicable to similarly situated employees (including any applicable employee handbook, code of conduct and/or insider trading restrictions) after written notice from the employer specifying the nature of the breach and demanding that such breach be remedied (unless such breach by its nature cannot be cured, in which case notice and an opportunity to cure shall not be required).

        “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.

        “Closing Measurement Price” shall mean the average of the closing prices for Parent Ordinary Shares on the NASDAQ National Market as reported in The Wall Street Journal for the five (5) consecutive Trading Days ending on the second (2nd) Trading Day prior to the Closing Date.

        “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        “Code” shall mean the Internal Revenue Code of 1986, as amended.

        “Common Stock” shall mean the common stock, $0.001 par value per share, of the Company.

        “Company” shall have the meaning set forth in the Preamble to this Agreement.

        “Company Business” shall mean the business and operations of the Company or any of its Subsidiaries in the manner currently being conducted by the Company or any of its Subsidiaries.

        “Company Business Employee” shall mean any employee or director of the Company or any of its Subsidiaries.

        “Company Business Independent Contractor” shall mean any natural person who is an independent contractor of the Company or any of its Subsidiaries.

        “Company Certificate of Incorporation” shall mean the Company’s certificate of incorporation, as in effect immediately prior to the Effective Time.

        “Company Material Adverse Effect” shall mean a material adverse effect on the business, assets, liabilities, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to consummate the Merger pursuant to the terms hereof or comply with its obligations hereunder; provided, however, that in no event shall any changes, events, occurrences, violations, inaccuracies, circumstances, developments or effects that are caused by or result from the following, in and of itself, be deemed to have or constitute a Company Material Adverse Effect: (i) conditions affecting the industries in which the Company or its Subsidiaries participates, provided that such changes, events, occurrences, violations, inaccuracies, circumstances, developments or effects do not disproportionately affect the Company or its Subsidiaries in any material respect, (ii) conditions affecting the U.S. economy as a whole or foreign economies as a whole in any countries where the Company or its Subsidiaries have material operations, provided that such changes, events, occurrences, violations, inaccuracies, circumstances, developments or effects do not disproportionately affect the Company or its Subsidiaries in any material respect, (iii) the announcement or pendency of this Agreement or the transactions contemplated hereby, (iv) any action taken (or failure to take any action required by this Agreement) by Parent, Buyer or Merger Sub, or (v) acts of war or terrorism, escalation of hostilities, natural disasters, acts of God or similar calamity or crisis.

        “Company Options” shall mean any and all options issued by the Company to purchase shares of Common Stock under any Company stock option plan or agreement.

        “Company Stock” shall mean the Preferred Stock and the Common Stock.

        “Company Warrants” shall mean any and all warrants issued by the Company to purchase any shares of Series A Preferred Stock.

        “Contracts” shall mean all written or oral contracts, agreements, evidences of indebtedness, guarantees, leases and executory commitments to which the Company or any of its Subsidiaries is a party or by which any of the Company’s or any of its Subsidiaries’ properties or assets are bound.

        “Court Order” shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or Governmental Authority that is binding on any Person or its property under any Applicable Law relating to such Person or its property.

        “Employee Plans” shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

        “Encumbrance” shall mean any lien, pledge, mortgage, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction (other than a restriction on transferability imposed by federal or state securities Laws) or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).

        “Environmental Laws” shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances or rules in existence relating to the effect of the environment or Substances on human health; or emissions, discharges or releases of Substances into the environment, including, without limitation, ambient air, surface water, groundwater or land; or otherwise relating to the handling of Substances or the investigation, clean-up or other remediation or analysis thereof.

        “Environmental Permit” shall mean any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

        “ERISA Affiliate” shall mean any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, or otherwise required to be aggregated with, the Company as set forth in Section 414(b), (c), (m) or (o) of the Code.

        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

        “Exon-Florio Act” shall mean the Exon-Florio Act of 1988, as amended.

        “Expiration Date” shall mean the date that is fifteen (15) months after the Closing Date.

        “Fully Diluted Share Number” shall mean the fully diluted number of shares of Common Stock issued and outstanding immediately prior to the Effective Time after giving full effect to the exercise, conversion or exchange, directly or indirectly, into shares of Common Stock of all then outstanding options, warrants, Preferred Stock and other rights to acquire Common Stock, whether or not then vested and exercisable.

        “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

        “Goldman Sachs Fee” shall mean all fees and expenses paid or payable by the Company and its Subsidiaries to Goldman, Sachs & Co. and its Affiliates in connection with any of the transactions contemplated in this Agreement or the Escrow Agreement, including any amounts payable pursuant to that certain engagement letter by and between the Company and Goldman, Sachs & Co. dated August 7, 2005.

        “Governmental Authority” shall mean any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC or any other United States or foreign government authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority (including the NYSE and the NASD).

        “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        “Intellectual Property” shall mean all United States and foreign: (i)  trademarks, service marks, trade names and any applications (including intent to use applications) to register, or registrations for, any of the foregoing (collectively, “Trademarks”); (ii)  patents and patent applications (including any continuations, continuations-in-part, divisionals, reissues, renewals and applications, including provisional applications, for any of the foregoing ) (collectively “Patents”); (iii) copyrights, works of authorship, and mask works and any registrations or applications therefor (collectively “Copyrights”); (iv) Trade Secrets (as defined in Section 3.7.5); and (v)  internet domain names and universal resource locators (URLs) and the rights associated or arising out of either of the foregoing (collectively, “Domain Names”).

        “Knowledge” of the Company shall mean (i) the actual knowledge of Wayne Jackson, Todd Headley, Tom McDonough and Martin Roesch, and (ii) the knowledge that any of the persons listed in the foregoing clause (i) would be reasonably expected to have in the ordinary conduct of their duties and responsibilities assuming that such persons had conducted their respective duties and responsibilities (including, without limitation, in connection with the negotiation and preparation of this Agreement and the Company Disclosure Schedule) in the manner that a reasonable person would conduct such duties and responsibilities under similar circumstances.

        “Law” shall mean any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, or other legal requirement or binding arbitration award or finding (including those of the NASD, NYSE or any other self-regulatory organization).

        “Multiemployer Plan” shall mean any “multiemployer plan,” as defined in Section 4001(a)(3) or 3(37) of ERISA, which (a) the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (b) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).

        “NIS” shall mean New Israeli Shekels.

        “Non-Disclosure Agreement” shall mean that certain letter agreement dated as of August 25, 2005, by and between Parent and the Company, as the same may be amended from time to time by the parties.

        “Parent Material Adverse Effect” shall mean a material adverse effect on the ability of Parent, Buyer or Merger Sub to consummate the Merger pursuant to the terms hereof or comply with its obligations hereunder; provided, however, that in no event shall any changes, events, occurrences, violations, inaccuracies, circumstances, developments or effects that are caused by or result from the following, in and of itself, be deemed to have or constitute a Parent Material Adverse Effect: (i) conditions affecting the industries in which Parent or its Subsidiaries participates, provided that such changes, events, occurrences, violations, inaccuracies, circumstances, developments or effects do not disproportionately affect Parent or its Subsidiaries in any material respect, (ii) conditions affecting the U.S. economy as a whole, or foreign economies as a whole in any countries where Parent or its Subsidiaries have material operations, provided that such changes, events, occurrences, violations, inaccuracies, circumstances, developments or effects do not disproportionately affect the Parent or its Subsidiaries in any material respect, (iii) the announcement or pendency of this Agreement or the transactions contemplated hereby, (iv) any action taken (or failure to take any action required by this Agreement) by the Company, or (v) acts of war or terrorism, escalation of hostilities, natural disasters, acts of God or similar calamity or crisis.

        “Parent Ordinary Shares” shall mean the ordinary shares of Parent, NIS 0.01 nominal value.

        “Pension Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which (a) the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five (5) years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability (including, without limitation, any contingent liability) and (b) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).

        “Per Share Residual Amount” shall mean the amount derived by dividing (x) the Aggregate Residual Amount by (y) the Fully Diluted Share Number.

        “Permitted Encumbrances” shall mean any (i) mechanics liens, materialmen’s liens and similar Encumbrances arising or incurred in the ordinary course of business with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and which are not, individually or in the aggregate, material to the Company or any of its Subsidiaries and do not interfere in any material respect with the use of any of the Company’s assets, (ii) Encumbrances for Taxes or other governmental charges not yet due and payable, (iii) Encumbrances that are listed on the Company Disclosure Schedule securing rental payments under capital lease agreements to which the Company or its Subsidiaries are a party, (iv) Encumbrances and restrictions on the underlying fee interest in any leased real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (v) Encumbrances securing the Company’s obligations under its credit facility with Silicon Valley Bank, (vi) purchase money security interests arising in the ordinary course of business, and (vii) Encumbrances specifically described on the Company Disclosure Schedule.

        “Person” shall mean any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust or other business entity.

        “Personal Element” shall mean a natural person’s full name (or last name if associated with an address), telephone number, e-mail address, Unique Identifying Number, photograph, or any other information, alone or in combination, that allows the identification of a natural person.

        “Preferred Stock” shall mean the preferred stock, $0.001 par value per share, of the Company.

        “Pro Rata Share” shall mean, with respect to each Stockholder, the percentage of the aggregate Escrow Cash withheld from each Stockholder pursuant to Section 2.8.3.

        “Recent Accelerated Option Value” shall mean the amount of cash consideration payable pursuant to Section 2.6 in respect of the aggregate number of shares of Company Stock issuable upon the exercise in full of all Company Option(s) (if any) granted by the Company after August 15, 2005 that contain any vesting acceleration provisions triggered in whole or in part by the Merger or any other transactions contemplated in this Agreement (other than any such Company Options granted by the Company with Buyer’s prior consent), less the aggregate exercise price thereof.

        “SEC” shall mean the United States Securities and Exchange Commission, and any successor thereto.

        “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

        “Series A Conversion Number” shall mean a fraction, the numerator of which is $3.05, and the denominator of which is $1.0167.

        “Series A Liquidation Preference” shall mean the amount to which each share of Series A Preferred Stock is entitled upon consummation of the Merger pursuant to the first sentence of Section 2(a) of Article V(C) of the Company Certificate of Incorporation.

        “Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock, $0.001 par value per share, of the Company.

        “Series B Liquidation Preference” shall mean the amount to which each share of Series B Preferred Stock is entitled upon consummation of the Merger pursuant to the first sentence of Section 2(a) of Article V(C) of the Company Certificate of Incorporation.

        “Series B Preferred Stock” shall mean the Series B Convertible Preferred Stock, $0.001 par value per share, of the Company.

        “Series C Liquidation Preference” shall mean the amount to which each share of Series C Preferred Stock is entitled upon consummation of the Merger pursuant to the first sentence of Section 2(a) of Article V(C) of the Company Certificate of Incorporation.

        “Series C Preferred Stock” shall mean the Series C Convertible Preferred Stock, $0.001 par value per share, of the Company.

        “Software” shall mean individually each, and collectively all, of the computer programs, including interfaces and any embedded software programs or applications, owned or licensed by the Company or otherwise included as an asset of the Company under this Agreement, including as to each program, the processes and routines used in the processing of data, the object code, source code (as to third-party source code, when rights to the source code may be obtained), tapes, disks, and all improvements, modifications, enhancements, versions and releases relating thereto.

        “Stockholders” shall mean the Holders of shares of Company Stock as of immediately prior to the Effective Time.

        “Subsidiary” of a Person shall mean any other Person more than 50% of the voting stock (or of any other form of other voting or controlling equity interest in the case of a Person that is not a corporation) of which is beneficially owned by the Person directly or indirectly through one or more other Persons.

        “Substances” shall mean any “hazardous substance,” “hazardous waste,” “pollutant,” “contaminant” or “toxic substance,” as defined by CERCLA, the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and regulations promulgated thereunder, or any analogous state and local Laws and regulations; petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls.

        “Takeover Statute” shall mean any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States including Section 203 of the DGCL.

        “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, and similar assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this definition as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

        “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with a Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

        “Taxing Authority” shall mean any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

        “Trading Day” shall mean any day on which the NASDAQ National Market is open and available for at least five (5) hours for the trading of securities.

        “Transaction Consideration” shall mean $222.5 million in cash, less the sum of (x) the Goldman Sachs Fee, (y) Excess Company Transaction Expenses (if any), and (z) the Recent Accelerated Option Value (if any).

        “Treasury Regulations” shall mean the regulations promulgated under the Code.

        “Unique Identifying Number” shall mean an identifier uniquely associated with a Person such as a social security number, driver’s license number, passport number or customer number, but excluding an identifier which is randomly or otherwise assigned so that it cannot reasonably be used to identify the person.

        “User Data” shall mean, to the extent collected or acquired by or on behalf of the Company: (w) all data related to impression and click-through activity of users, including user identification and associated activities at a web site as well as pings and activity related to closed loop reporting and all other data associated with a user’s behavior on the Internet, including without limitation all e-mail lists or other user information acquired by the Company directly or indirectly from a third party that collected such information, (x) all data that contains a Personal Element, (y) known, assumed or inferred information or attributes about a user or identifier, and (z) all derivatives and aggregations of (w), (x) and (y), including user profiles.

        “Warrantholders” shall mean the Holders of Company Warrants.

        “Welfare Plan” shall mean any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, which (a) the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (b) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).

Section 1.2 Additional Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION

280G Payments	Section 5.6.2
401(k) Plan	Section 5.9.2
Accounts Receivable	Section 3.5.2
Acquisition Proposal	Section 5.5.1
Aggregate Outstanding Claims	Section 2.7.2.1
Agreement	Preamble
Audited Company Financial Statements	Section 3.5.1
Benefit Plan Enrollment Date	Section 5.9.1
Buyer	Preamble
Buyer Benefit Plan	Section 5.9.1
Buyer Indemnified Parties	Section 8.2.1
Certificate of Merger	Section 2.2
Certificates	Section 2.8.2
Closing	Section 2.1.2
Closing Date	Section 2.1.2
Company Assets	Section 3.18
Company Disclosure Schedule	Article 3
Company Dissenting Shares	Section 2.11
Company Inbound License Agreement	Section 3.7.6.1
Company Indemnifying Parties	Section 8.2.1
Company Indemnified Parties	Section 8.3.1
Company Insurance Policies	Section 3.15
Company Outbound License Agreement	Section 3.7.6.2
Company Owned Copyrights	Section 3.7.4.1
Company Owned Intellectual Property	Section 3.7
Company Owned Patents	Section 3.7.3.3
Company Software	Section 3.7.12
Company Transaction Expenses	Section 5.10
Content	Section 3.7.7
Copyrights	Section 1.1 (See Intellectual Property)
Deductible Amount	Section 8.5.2
Development	Section 5.4
Disqualified Individuals	Section 5.6.2
D&O Policy	Section 5.13.2
DGCL	Recitals
Domain Names	Section 1.1 (See Intellectual Property)
Effective Time	Section 2.2
Election Notice	Section 2.6.7.2
Employment Agreements	Recitals
Escrow Account	Section 2.7.1.1

TERM	SECTION

Escrow Agent	Section 2.7.1.1
Escrow Agreement	Section 2.7.1.1
Escrow Cash	Section 2.7.1.1
Excess Company Transaction Expenses	Section 5.10
Holder	Section 2.6
Indemnification Notice	Section 8.3.3
Indemnified Officers and Directors	Section 5.13.3
Investment Company Act	Section 3.21
Losses	Section 8.2.1
Major Customers	Section 3.22
Maximum Annual Premium	Section 5.13.2
Merger	Recitals
Merger Sub	Preamble
Outside Date	Section 7.1.3
Parent	Preamble
Patents	Section 1.1 (See Intellectual Property)
Paying Agent	Section 2.8.1
Permits	Section 3.12.1
Privacy Policies	Section 3.7.15.1
Proceedings	Section 3.11
Resolved Claim Notice	Section 8.3.2
Restricted Shares	Section 2.6.8
Retained Company Employee	Section 5.9.1
Retained Escrow Cash	Section 2.7.2.1
Retention Plan	Recitals
Scheduled Contracts	Section 3.6
Statement of Closing Consideration	Section 5.11
Statement of Closing Expenses	Section 5.10
Stockholder Consent	Section 3.4.3
Stockholder Representative	Section 8.5.7.1
Surviving Corporation	Section 2.1.1
Tax Sharing Agreement	Section 3.10.6
Termination Fee	Section 7.2.2
Third-Party Claim	Section 8.4.1
Threshold Amount	Section 8.5.1
Trademarks	Section 1.1 (See Intellectual Property)
Trade Secrets	Section 3.7.5.1
Transmittal Letter	Section 2.8.2
Unaudited Company Balance Sheet	Section 3.5.1
Unaudited Company Financial Statements	Section 3.5.1
Unvested Company Option	Section 2.6.7.1
Vested Company Options	Section 2.6.7.2

ARTICLE 2.
The Merger

Section 2.1 The Merger.

Section 2.1.1 Merger of the Company into Merger Sub. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.1.2 Closing. Unless this Agreement shall have been terminated pursuant to Section 7.1 of this Agreement, and subject to the satisfaction (or, to the extent permitted by this Agreement, the waiver) of each of the conditions set forth in Article 6 of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich Rosati, Professional Corporation, One Market, Spear Tower, Suite 3300, San Francisco, California 94105, at 10:00 a.m., Pacific time, as soon as practicable following the satisfaction (or, to the extent permitted by this Agreement, the waiver) of each of the conditions set forth in Article 6 of this Agreement (and in any event, within two (2) Business Days thereafter), or at such other date, time and place as Buyer and the Company shall mutually agree in writing (the exact date on which the Closing takes place being referred to as the “Closing Date”).

Section 2.2 Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date and at the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such mutually agreeable form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time being referred to as the “Effective Time”).

Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation.

Section 2.4.1 At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended to read in its entirety to reflect the terms and provisions of the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and Applicable Law.

Section 2.4.2 At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of the Surviving Corporation and Applicable Law.

Section 2.5 Board of Directors and Officers of the Surviving Corporation.

Section 2.5.1 The board of directors of Merger Sub immediately prior to the Effective Time shall be the board of directors of the Surviving Corporation at the Effective Time, each to hold office in accordance with the certificate of incorporation of the Surviving Corporation.

Section 2.5.2 The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Buyer, Merger Sub, the Company or the holders of any of the following securities (each, a “Holder”):

Section 2.6.1 Shares of Common Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and thereafter represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation such that immediately following the Effective Time, Buyer will be the sole and exclusive owner of all capital stock of the Surviving Corporation.

Section 2.6.2 Shares of Series A Preferred Stock. Subject to the terms of this Agreement (including Section 2.7), each share of Series A Preferred Stock outstanding immediately prior to the Effective Time (other than any shares of Series A Preferred Stock held in the treasury of the Company immediately prior to the Effective Time, which shares shall be cancelled and extinguished without any payment being made in respect thereof, or any Company Dissenting Shares) shall be converted into the right to receive an amount in cash (without interest) equal to the sum of (x) the Series A Liquidation Preference and (y) the product obtained by multiplying (i) the Per Share Residual Amount by (ii) the Series A Conversion Number (the “Per Share Series A Consideration”). All shares of Series A Preferred Stock converted pursuant to this Section 2.6.2 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist after the Effective Time.

Section 2.6.3 Shares of Series B Preferred Stock. Subject to the terms of this Agreement (including Section 2.7), each share of Series B Preferred Stock outstanding immediately prior to the Effective Time (other than any shares of Series B Preferred Stock held in the treasury of the Company immediately prior to the Effective Time, which shares shall be cancelled and extinguished without any payment being made in respect thereof, or any Company Dissenting Shares) shall be converted into the right to receive an amount in cash (without interest) equal to the sum of (x) the Series B Liquidation Preference and (y) the Per Share Residual Amount. All shares of Series B Preferred Stock converted pursuant to this Section 2.6.3 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist after the Effective Time.

Section 2.6.4 Shares of Series C Preferred Stock. Subject to the terms of this Agreement (including Section 2.7), each share of Series C Preferred Stock outstanding immediately prior to the Effective Time (other than any shares of Series C Preferred Stock held in the treasury of the Company immediately prior to the Effective Time, which shares shall be cancelled and extinguished without any payment being made in respect thereof, or any Company Dissenting Shares) shall be converted into the right to receive an amount in cash (without interest) equal to the sum of (x) the Series C Liquidation Preference and (y) the Per Share Residual Amount. All shares of Series C Preferred Stock converted pursuant to this Section 2.6.4 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist after the Effective Time.

Section 2.6.5 Shares of Common Stock. Subject to the terms of this Agreement (including Section 2.7), each share of Common Stock outstanding immediately prior to the Effective Time (other than any shares of Common Stock held in the treasury of the Company immediately prior to the Effective Time, which shares shall be cancelled and extinguished without any payment being made in respect thereof, or any Company Dissenting Shares) shall be converted into the right to receive an amount in cash (without interest) equal to the Per Share Residual Amount. All shares of Common Stock converted pursuant to this Section 2.6.5 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist after the Effective Time.

Section 2.6.6 Company Warrants.

Section 2.6.6.1 None of Parent, Buyer or Merger Sub shall assume any Company Warrants in connection with the Merger or any other transaction contemplated by this Agreement.

Section 2.6.6.2 Subject to the terms of this Agreement (including Section 2.7), at the Effective Time, each Company Warrant that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the Holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash, without interest, equal to the product obtained by multiplying (x) the number of shares of Series A Preferred Stock issuable upon the exercise in full of such Company Warrant by (y) (A) Per Share Series A Consideration less (B) the exercise price per share attributable to such Company Warrant. The amount of cash each Warrantholder is entitled to receive for the Company Warrants held by such Warrantholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all Company Warrants held by such Warrantholder. As soon as practicable (and in no event more than five (5) calendar days) following the Closing, Parent or Buyer shall pay to each Holder of a Company Warrant the amounts required to be paid to any such Holder in accordance with this Section 2.6.6.2.

Section 2.6.6.3 The Company shall use all commercially reasonable efforts to satisfy all notice or other obligations under any Contracts evidencing or relating to any Company Warrants in order to effectuate the intent of this Section 2.6.6.

Section 2.6.7 Company Options.

Section 2.6.7.1 Unvested Options. The Company and Buyer shall use all commercially reasonable efforts to provide that, at the Effective Time, the Company’s 2002 Stock Incentive Plan and each Company Option that is outstanding, unvested, unexercised and unexpired immediately prior to the Effective Time (each, an “Unvested Company Option”) shall be assumed by Buyer. Each Unvested Company Option so assumed by Buyer shall continue to have, and be subject to, the same terms and conditions as set forth in any stock option plan and/or Contract pursuant to which such Unvested Company Option was granted and issued, in each case, as in effect immediately prior to the Effective Time, except that (i) each such Unvested Company Option shall become exercisable in accordance with its terms for that number of Parent Ordinary Shares equal to the product obtained by multiplying (x) the number of shares of Common Stock that were issuable upon the exercise in full of such Unvested Company Option immediately prior to the Effective Time by (y) the Assumed Company Option Exchange Ratio, rounded down to the nearest whole number of Parent Ordinary Shares, and (ii) the per share exercise price for the Parent Ordinary Shares issuable upon exercise of each such Unvested Company Option assumed shall be equal to the quotient obtained by dividing (x) the exercise price per share of Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by (y) the Assumed Company Option Exchange Ratio, rounded up to the nearest whole cent. Following the assumption of such Unvested Company Options, all references to the Company in any such Unvested Company Options and the Company’s 2002 Stock Incentive Plan shall be deemed to refer to Buyer. The conversion of any such assumed Unvested Company Options which are “incentive stock options” within the meaning of Section 422 of the Code into options to purchase Parent Ordinary Shares shall be made so as not to constitute a “modification” of such Company Options within the meaning of Section 424 of the Code; provided, however, that none of Parent, Buyer or Merger Sub make any representations, warranties or other guarantees to the Holders of any assumed Unvested Company Options that any such assumed Unvested Company Options will continue to qualify as “incentive stock options” within the meaning of Section 422 of the Code following the assumption of such Unvested Company Options in accordance with the terms hereof.

Section 2.6.7.2 Vested Options. At the Effective Time, subject to the terms of this Agreement (including Section 2.7), each Company Option that is outstanding, vested, exercisable and unexpired immediately prior to the Effective Time (after giving full effect to any acceleration of vesting triggered solely by the consummation of the transactions contemplated by this Agreement (including, without limitation, the Merger) (the “Vested Company Options”) shall, by virtue of the Merger and without any action on the part of the Holder of any such Vested Company Options, be cancelled and converted into and represent the right to receive an amount of cash, without interest, equal to the product obtained by multiplying (x) the number of shares of Common Stock subject to a Vested Company Option by (y) (A) the Per Share Residual Amount, less(B) the exercise price per share attributable to such Vested Company Option, unless on or before the date that is five (5) days prior to the Closing Date (as determined by Buyer and the Company in good faith) the Holder of any such Vested Company Option delivers to Buyer and the Company a written request, in form and substance reasonably acceptable to Buyer and the Company (an “Election Notice”), that such Vested Company Option be assumed by Buyer. In the event that Buyer and the Company shall receive an Election Notice with respect to any Vested Company Option, (i) such Vested Company Option shall be assumed by Buyer in the same manner and under the same terms and conditions set forth in Section 2.6.7.1 hereof with respect to Unvested Company Options and (ii) Buyer and the Company shall use all commercially reasonable efforts to provide for such assumption (including, without limitation, by making any necessary amendments to the 2002 Stock Incentive Plan and obtaining any necessary consents from the Holders of such Vested Company Options). The amount of cash each Holder of Vested Company Options is entitled to receive for the Vested Company Options held by such holder shall be rounded down to the nearest cent and computed after aggregating cash amounts for all Vested Company Options held by such Holder. Any amount paid pursuant to this Section 2.6.7.2 in respect of Vested Company Options shall be subject to any applicable Taxes required to be withheld with respect to such payment. At least two weeks prior to the anticipated Closing Date, the Company shall cause a form of Election Notice to be provided to each Holder of a Vested Company Option. Buyer shall use commercially reasonable efforts to assist the Company in respect of such delivery and shall provide to the Company for inclusion in such Election Notice any necessary information concerning Parent, Buyer, the Parent Ordinary Shares and such other information as may be necessary or desirable in connection therewith. As soon as practicable (and in no event more than five (5) calendar days) following the Closing, Parent or Buyer shall pay to each Holder of Vested Company Options the amounts (if any) required to be paid to any such Holder in accordance with this Section 2.6.7.2.

Section 2.6.8 Restrictions on Shares of Company Stock. If any shares of Company Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, substantial risk of forfeiture or other similar condition (in each case giving effect to any acceleration of vesting or lapse of such option, risk or condition due to the consummation of the Merger and the transactions contemplated by this Agreement) under any applicable restricted stock purchase agreement or other similar agreement with the Company (“Restricted Shares”), then the portion of the Transaction Consideration issued in exchange for such Restricted Shares will also be unvested and subject to the same repurchase option, substantial risk of forfeiture or other similar condition. The Company shall use commercially reasonable efforts to ensure that, from and after the Effective Time, Buyer is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. Subject to the last sentence of this Section 2.6.8, after the Effective Time, Parent or Buyer shall pay the Transaction Consideration to which such Restricted Shares are entitled in accordance with the vesting schedule applicable to the Restricted Shares, subject to applicable withholdings for Taxes. Notwithstanding the foregoing, the amount of cash contributed to the Escrow Account on behalf of any Stockholder holding Restricted Shares pursuant to Section 2.7 shall be contributed from that portion that is vested or otherwise unrestricted and free from a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company. To the extent that the vested or unrestricted cash payable to any Stockholder pursuant to this Agreement is less than the amount of Escrow Cash to be contributed to the Escrow Account on behalf of such Stockholder pursuant to this Agreement, the restricted cash amounts contributed to the Escrow Account on behalf of such Stockholder shall vest or otherwise become free from a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company in priority to other cash amounts otherwise receivable by such Stockholder pursuant to this Agreement and no payment shall be made to such Stockholder unless and until all of the cash amounts contributed to the Escrow Account on behalf of such Stockholder has vested and is otherwise free from a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company.

Section 2.6.9 Proper Allocation; Maximum Transaction. Consideration. The allocation and distribution of Transaction Consideration to the Holders of the issued and outstanding shares of Company Stock described in this Article 2 is intended to reflect the allocation of Transaction Consideration contemplated by the terms and conditions of the Company Certificate of Incorporation (including, without limitation, Subsections 2(a) and 2(b) of Article V(C) thereof). Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, under no circumstances will the sum of the following exceed the Transaction Consideration: (x) the aggregate amount of all cash consideration payable to Holders of Company Stock, Company Options and Company Warrants issued and outstanding immediately prior to the Effective Time pursuant to this Agreement, (y) the value of all Company Options assumed pursuant hereto (calculated based on the difference derived from subtracting the aggregate exercise prices of the Company Options from the aggregate Per Share Residual Amount that would have been payable on such underlying shares of Company Common Stock if such shares had been outstanding immediately prior to the Effective Time), and (z) the aggregate exercise prices of all Company Options and Company Warrants assumed by Buyer or cancelled pursuant hereto. In the event that the parties hereto determine that (i) the allocation and distribution of Transaction Consideration to the Holders of issued and outstanding Company Stock described in this Article 2 is inconsistent with the allocation of Transaction Consideration contemplated by the Company Certificate of Incorporation in any respect, or (ii) the sum of the amounts referenced above in clauses (x), (y) and (z) exceed the Transaction Consideration, then in any such case the parties shall work together in good faith to amend the terms of this Agreement to appropriately reflect the parties’ intentions.

Section 2.7 Escrow.

Section 2.7.1 Escrow Cash.

Section 2.7.1.1 To provide funds for the satisfaction of any claims for indemnification made by Buyer pursuant to Article 8 of this Agreement, Parent or Buyer shall deliver an amount in cash equal to the product obtained by multiplying (x) the aggregate cash amounts payable pursuant to Section 2.6 to the Stockholders, by (y) 0.10 (the “Escrow Cash”) to an escrow account (the “Escrow Account”) to be established with a third party escrow agent reasonably satisfactory to Parent, Buyer and the Company (the “Escrow Agent”), to be held by the Escrow Agent pursuant to the terms of an escrow agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”).

Section 2.7.1.2 During the period in which the Escrow Cash is retained in the Escrow Account, the Escrow Cash shall be held for the benefit of the Stockholders, but Buyer shall be treated as the owner of the Escrow Cash for Tax purposes until released to such Stockholders. All interest or other income earned from the investment of Escrow Cash shall be retained in the Escrow Account as additional Escrow Cash.

Section 2.7.2 Release of Escrow Cash.

Section 2.7.2.1 As soon as practicable (and in no event more than five (5) calendar days) following the Expiration Date, the Escrow Agent shall promptly distribute to the former Stockholders, at their respective addresses and in proportion to their respective Pro Rata Shares set forth on the Statement of Closing Consideration, any Escrow Cash initially deposited in the Escrow Account pursuant to this Section 2.7 (plus any interest or income accrued or earned thereon), less (x) any amount of Escrow Cash paid to the Stockholder Representative pursuant to Section 8.5.7.6 and the Stockholder Representative Agreement, (y) the amount of any Escrow Cash recovered by any Buyer Indemnified Parties prior to the Expiration Date pursuant to Section 8.3 hereof, and (z) an amount of Escrow Cash which the Escrow Agent shall retain equal to the aggregate amount of indemnification claims in U.S. Dollars made by any Buyer Indemnified Parties pursuant to Section 8.2 hereof which shall be outstanding and unresolved (the “Aggregate Outstanding Claims”), or, in the event that the Aggregate Outstanding Claims exceed the remaining amount of Escrow Cash, all remaining Escrow Cash (such amount of retained Escrow Cash, as well as any such amount of retained Escrow Cash as it may be further reduced after the Expiration Date by distributions to the Stockholders and recoveries by any Buyer Indemnified Parties pursuant to Section 8.3 hereof, the “Retained Escrow Cash”).

Section 2.7.2.2 In the event and to the extent that, following the Expiration Date, any outstanding indemnification claim made by any Buyer Indemnified Parties prior to the Expiration Date pursuant to Section 8.2 hereof is resolved against any Buyer Indemnified Parties, the Escrow Agent shall thereupon promptly (and in no event more than five (5) calendar days thereafter) deliver to the Stockholders, at their respective addresses and in proportion to their respective Pro Rata Shares set forth on the Statement of Closing Consideration, an amount of the Retained Escrow Cash corresponding to the amount of the outstanding indemnification claim resolved against any Buyer Indemnified Parties, unless the remaining Aggregate Outstanding Claims would exceed the Retained Escrow Cash after such distribution, in which case such cash shall not be distributed to the extent necessary so that the Retained Escrow Cash would equal the remaining Aggregate Outstanding Claims.

Section 2.8 Paying Agent; Distribution of the Transaction Consideration.

Section 2.8.1 Paying Agent. At the Closing, pursuant to a Paying Agent Agreement in form and substance reasonably satisfactory to Parent, Buyer and the Company, Parent or Buyer shall irrevocably (subject to the right to receive interest) deposit with a third party paying agent (the “Paying Agent”) selected prior to the Closing by Parent and Buyer (with the consent of the Company, which shall not be unreasonably withheld) for the benefit of the Stockholders for exchange in accordance with Section 2.6, by wire transfer of immediately available funds, an amount in cash sufficient to pay all amounts payable in respect of shares of Company Stock pursuant to Article 2 of this Agreement (the “Exchange Fund”). The Paying Agent shall, pursuant to this Article 2 and the Paying Agent Agreement, deliver the portion of the Transaction Consideration contemplated to be paid pursuant to the Statement of Closing Consideration out of the Exchange Fund to the Stockholders. The Exchange Fund shall not be used for any other purpose. The fees and expenses of the Paying Agent shall be paid by the Company to the extent such fees and expenses exceed the interest, dividends or other income earned with respect to investments made in the Exchange Fund.

Section 2.8.2 Distribution of Transmittal Letter. As soon as practicable (and in no event more than five (5) calendar days) following the Effective Time, Buyer shall cause the Paying Agent to mail to each record holder of certificates evidencing Company Stock (the “Certificates”) a letter of transmittal in customary form (which (A) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass to Buyer, only upon delivery of the Certificates to the Paying Agent, (B) shall require the Stockholders (as a condition to receiving the consideration contemplated hereby) to (i) ratify and approve the appointment of the Stockholder Representative on the terms and subject to the conditions set forth in this Agreement and in the Stockholder Representative Agreement, and (ii) consent and agree to be irrevocably bound by the indemnification obligations of the Company Indemnified Parties hereunder, and (C) shall be in such form and have such other provisions as Parent, Buyer and the Company shall mutually agree prior to the Closing) (the “Transmittal Letter”) and instructions for such holder’s use in effecting the surrender of the Certificates and the exercise of the rights of such holder to obtain its share of the Transaction Consideration.

Section 2.8.3 Delivery of Certificates; Payment of Transaction Consideration. Upon surrender to the Paying Agent of any Certificates for cancellation, together with a duly executed and completed Transmittal Letter, the holder of such Certificate shall be entitled to receive in exchange therefor the portion of the Transaction Consideration to which such holder is entitled pursuant to Section 2.6 of this Agreement, less (i) such holder’s pro rata portion of the Escrow Cash based on the proportion of the aggregate cash consideration payable to each Holder of Company Stock pursuant to Section 2.6 in exchange for shares of Company Stock (it being understood that such Escrow Cash shall not be deposited with the Paying Agent and no deduction from the Exchange Fund shall be made in respect thereof), (ii) any amounts to be deducted pursuant to Section 2.12 to cover applicable withholding taxes, and (iii) any amounts to be deducted pursuant to Section 2.13 in payment of principal and accrued interest under any outstanding loans from the Company to such holder.

Section 2.8.4 Cancellation of Company Stock. Upon surrender of each Certificate and delivery by the Paying Agent of the portion of the Transaction Consideration to be delivered in exchange therefor, such Certificate shall forthwith be cancelled. Until so surrendered, each Certificate (other than Certificates representing Company Dissenting Shares) shall be deemed for all corporate purposes to evidence only the right to receive upon such surrender the portion of the Transaction Consideration into which the Company Stock represented thereby shall have been converted in accordance with the terms and upon the conditions of this Agreement.

Section 2.9 No Further Ownership Rights in Shares of Company Stock. The portion of the Transaction Consideration delivered upon the surrender for exchange of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers of Company Stock which were outstanding immediately prior to the Effective Time on the records of the Surviving Corporation. If, after the Effective Time, the Certificates are presented to the Paying Agent the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 2.

Section 2.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Buyer shall cause the Paying Agent to issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such portion of the Transaction Consideration as may be required pursuant to Section 2.6 of this Agreement; provided, however,that Buyer may, in its sole discretion and as a condition precedent to the Paying Agent’s issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an indemnity or bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Buyer and/or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.11 Dissenting Shares. Any holder of shares of Company Stock issued and outstanding immediately prior to the Effective Time with respect to which appraisal rights, if any, are available by reason of the Merger pursuant to Section 262 of the DGCL who has neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who complies with Section 262 of the DGCL (including the timely making of requisite demand thereunder) (“Company Dissenting Shares”) shall not be entitled to receive any portion of the Transaction Consideration pursuant to this Article 2, unless such holder fails to perfect, effectively withdraws or loses its appraisal rights under the DGCL. Such holder shall be entitled to receive only such rights as are granted under Section 262 of the DGCL. If any such holder fails to perfect, effectively withdraws or loses such appraisal rights under the DGCL, such Company Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive that portion of the Transaction Consideration to which such shares of Company Stock are entitled pursuant to this Article 2, without interest. The Company shall give Buyer prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company, withdrawals of any such demands and any other documents or instruments received by the Company in connection therewith, in each case to the extent received prior to Closing. Buyer shall have the right to participate in (but not control) all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.12 Withholding. Any of Parent, Buyer, Merger Sub or the Escrow Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Taxing Authority by Buyer, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which Buyer made such deduction and withholding.

Section 2.13 Employee Loans. In the event that any Stockholder or Holder of Company Options to be cancelled pursuant hereto has an outstanding loan from the Company or any of its Subsidiaries as of the Effective Time relating to Company Stock or Company Options, the cash amounts otherwise payable to such Stockholder or Holder of Company Options pursuant to this Article 2 shall be reduced by an amount equal to the outstanding principal and accrued interest of such loans in satisfaction of the obligation to pay such principal and accrued interest.

Section 2.14 Additional Consideration. In the event that (i) the employment of one or more Holders of Company Options assumed by Buyer pursuant hereto is terminated (i) without Cause or (ii) any other performance related reasons, in each case, as determined with consent of Eyal Desheh and Wayne Jackson (or, in the event that Wayne Jackson shall no longer be employed by the Buyer, the Surviving Corporation or any Affiliate of either of them, such other officer of the Company as of the date hereof then having the most senior role with Parent) (it being understood that the withholding of such consent shall not, in and of itself, have any bearing on any employment decisions made by Buyer and its Affiliates) within nine (9) months after the Effective Time, and (ii) the aggregate value of all Parent Ordinary Shares (determined by reference to the Closing Measurement Price) otherwise issuable upon the exercise of then unvested and unexercised assumed Company Options held by such Holders exceeds $750,000, then as soon as practicable (and in no event more than five (5) calendar days) following the nine (9) month anniversary date of the Effective Time, Parent or Buyer shall pay to the Stockholders in proportion to their respective Pro Rata Shares an amount in cash equal to the aggregate value of the Parent Ordinary Shares (determined by reference to the Closing Measurement Value) issuable upon the exercise of all such assumed Company Options held by such terminated Holders that were unvested and unexercised at the time of termination of each such Holder or that were vested upon such termination but unexercised within the requisite post-termination exercise period, if any, and forfeited or terminated.

ARTICLE 3.
Representations and Warranties of the Company

        As a material inducement to Parent, Buyer and Merger Sub to enter into this Agreement, except as set forth in the disclosure schedule delivered by the Company to Buyer simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), which shall be read together with the applicable sections of this Agreement and shall not be an independent document, and the exceptions contained in each section of which shall qualify the representations or warranties in the correspondingly numbered section of this Agreement as well as all other sections of this Agreement to which the applicability of such exception is reasonably apparent on the face of the disclosure (without reference to the underlying documents referenced therein unless such referenced documents are attached to the Company Disclosure Schedule), the Company hereby represents and warrants to Buyer as follows:

Section 3.1 Organization. The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and each of its Subsidiaries is a corporation or other business entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization as set forth on Section 3.1of the Company Disclosure Schedule. The Company has the corporate power and authority, and each of its Subsidiaries has the corporate or other applicable power and authority, and each possesses all material governmental franchises, licenses, permits and authorizations and approvals necessary to carry on their respective businesses substantially in the manner as they are now being conducted and to own, lease and operate all of their respective properties and assets. Section 3.1 of the Company Disclosure Schedule sets forth a true, correct and complete list of each jurisdiction in which the Company and any of its Subsidiaries is qualified to do business as a foreign corporation or other entity. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary except in jurisdictions where the failure of such license or qualification would not have a Company Material Adverse Effect. The copies of the Company Certificate of Incorporation and the Company’s bylaws and each of its Subsidiaries’ organizational documents delivered by the Company to Buyer prior to the execution of this Agreement are accurate, complete and correct copies of such instruments as in effect on the date hereof.

Section 3.2 Capitalization.

Section 3.2.1 Authorized, Issued and Outstanding Capital Stock. The authorized capital stock of the Company consists of (i) 35,000,000 shares of Common Stock and (ii) 15,031,658 shares of Preferred Stock, of which (x) 2,495,410 shares have been designated as Series A Preferred Stock, (y) 7,132,205 shares have been designated as Series B Preferred Stock and (z) 5,404,043 shares have been designated Series C Preferred Stock. As of the date of this Agreement, there are issued and outstanding 5,512,882 shares of Common Stock, 2,475,410 shares of Series A Preferred Stock, 7,132,205 shares of Series B Preferred Stock and 5,404,043 shares of Series C Preferred Stock. Except for Series A Preferred Stock which is convertible into a number of shares of Common Stock per share of Series A Preferred Stock equal to the Series A Conversion Number, all Preferred Stock is convertible into Common Stock on a one-for-one basis. As of the date of this Agreement, the Company has no other capital stock authorized, issued or outstanding. Section 3.2.1 of the Company Disclosure Schedule sets forth, as of the date hereof, the name and address of each Holder of shares of Company Stock, as well as the number of shares of Common Stock and each series of Preferred Stock held by each such Holder.

Section 3.2.2 Company Options. As of the date of this Agreement, 4,162,909 shares of Common Stock are reserved for issuance upon the exercise of outstanding Company Options. Section 3.2.2 of the Company Disclosure Schedule sets forth, as of the date hereof, the name of each Holder of Company Options, as well as the number of Company Options held by each such Holder, the number of shares of Common Stock for which each such Company Option is exercisable, the vesting schedule for each such Company Option and the price per share of Common Stock for which each such Company Option is exercisable (without taking into account whether or not such Company Option is in fact exercisable on the date hereof). The Company has delivered or made available to Buyer true, accurate and complete copies of each plan or agreement pursuant to which any Company Option has been granted, including any and all amendments thereto.

Section 3.2.3 Company Warrants. As of the date of this Agreement, 20,000 shares of Series A Preferred Stock are reserved for issuance upon exercise of outstanding Company Warrants. Section 3.2.3 of the Company Disclosure Schedule sets forth the name of each Warrantholder, as well as the number of Company Warrants held by each such Warrantholder, the number of shares class and series of Company Stock for which such Company Warrant is exercisable, the vesting schedule (if applicable) for each such Company Warrant and the price per share of each class and series of Company Stock for which each such Company Warrant is exercisable (without taking into account whether or not such Company Warrant is in fact exercisable on the date hereof). The Company has delivered to Buyer true, accurate and complete copies of each Company Warrant, including any and all amendments thereto (if any).

Section 3.2.4 No Other Capital Stock, Company Options or Company Warrants. Except for the Company Options and Company Warrants referred to above, as of the date hereof, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of the Company. Except for the aggregate of 4,162,909 shares of Common Stock reserved for issuance upon exercise of outstanding Company Options, 20,000 shares of Series A Preferred Stock reserved for issuance upon exercise of outstanding Company Warrants and 19,962,478 shares of Common Stock reserved for issuance upon conversion of outstanding shares of Preferred Stock, no shares of capital stock of the Company are reserved for issuance as of the date hereof.

Section 3.2.5 No Other Agreements. There are no outstanding contractual obligations between the Company and any of its security holders (i) restricting the transfer of; (ii) affecting the voting rights of; (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to; (iv) requiring the registration or sale of or (v) granting any preemptive or antidilutive right with respect to, any shares of Common Stock, Preferred Stock or any capital stock of, or other equity interests in, the Company.

Section 3.2.6 Valid Issuances. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are free of any preemptive rights in respect thereto. All outstanding securities of the Company have been issued in compliance with all applicable state and federal securities Laws. The stock ledgers and related records that have been delivered or made available by the Company to Buyer are complete and accurate.

Section 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Schedule lists each Subsidiary of the Company. Each of the Company’s Subsidiaries is wholly owned by the Company. All of the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary of the Company have been validly issued and are fully paid and nonassessable and such shares or interests are owned directly by the Company, free and clear of all Encumbrances and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests (other than restrictions pursuant to federal and state securities Laws). Except for the capital stock or other ownership interests of each of its Subsidiaries and investments of cash in money market or similar funds in the ordinary course of business, the Company does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

Section 3.4 Authority; No Violation.

Section 3.4.1 The Company has full corporate power and authority to execute and deliver this Agreement and the Escrow Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Escrow Agreement to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite corporate action on the part of the Company, and following receipt of the Stockholder Consent, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or the Escrow Agreement to which the Company is a party or to authorize or consummate the transactions contemplated hereby or thereby. This Agreement and the Escrow Agreement to which the Company is a party have been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement and the Escrow Agreement to which the Company is a party by each of the other parties hereto and thereto) constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally and the availability of equitable relief (whether in proceedings at law or in equity).

Section 3.4.2 Neither the execution and delivery by the Company or any of its Affiliates of this Agreement or the Escrow Agreement to which the Company or any of its Affiliates is a party nor the consummation by the Company or any of its Affiliates of any of the transactions contemplated hereby or thereby, nor compliance by the Company or any of its Affiliates with any of the terms or provisions hereof or thereof, will (i) subject to obtaining the Stockholder Consent, violate any provision of the Certificate of Incorporation, charter or bylaws or comparable organizational documents of the Company or any of its Subsidiaries, (ii) violate, conflict with any Applicable Law to which the Company or any of its Subsidiaries or any of their respective properties, contracts or assets are subject, (iii) except for consents, approvals, notices to or filings, declarations or registrations under the HSR Act and the Exon-Florio Act, and the filing of the Certificate of Merger with the Secretary of State of Delaware, require the consent or approval of, or notice to, or filings, declarations or registrations with any Governmental Authority, (iv) violate or conflict with in any material respect, result in a material breach of any provision of, or the loss of any material benefit under, constitute a material default (or an event which, with or without notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate or result in a right of acceleration of the performance required by, result in the creation of any Encumbrance upon the Preferred Stock, the Common Stock or any Encumbrance upon the properties, contracts or assets of the Company or any of its Subsidiaries under, or require any notice, approval, waiver or consent under, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation and to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, or (v) except as a result of restrictions, limitations or requirements imposed upon the Surviving Corporation by or through Parent or Buyer, otherwise prevent the Surviving Corporation from continuing the Company Business immediately following the Closing or using the material Company Assets immediately following the Closing in substantially the same manner in which the Company conducted the Company Business or used the Company Assets immediately prior to the Closing.

Section 3.4.3 The only votes or consents of any class or series of the Company’s capital stock necessary to effect the transactions contemplated in this Agreement under Applicable Law, the Company Certificate of Incorporation and bylaws and any Contracts between the Company, on the one hand, and any of its Stockholders, on the other hand, are votes or consents to adopt this Agreement and approve the Merger by the holders of: (a) a majority in voting power of the outstanding shares of Company Stock, voting together as a single class on an as-converted to Common Stock basis, and (b) at least (i) two-thirds (2/3) of the outstanding Series A Preferred Stock, (ii) sixty percent (60%) of the outstanding Series B Preferred Stock, and (iii) a majority of the outstanding Series C Preferred Stock, voting or consenting as separate classes (collectively, the “Stockholder Consent”).

Section 3.4.4 Subject to Section 5.5.2 and Section 5.5.3, the Company’s board of directors (i) determined that this Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved, subject to stockholder approval, this Agreement and the Merger, and (iii) determined, subject to the terms of this Agreement, to recommend that the stockholders adopt this Agreement and approve the Merger, by a unanimous vote of the members of the Company’s board of directors.

Section 3.5 Financial Statements.

Section 3.5.1 Section 3.5.1 of the Company Disclosure Schedule sets forth true, correct and complete copies of (i) the unaudited balance sheet of the Company and its Subsidiaries as of August 31, 2005 (the “Unaudited Company Balance Sheet”) and the related statements of income and changes in stockholders’equity for the nine months ended August 31, 2005 (the statements referred to in this clause (i) (including the Unaudited Company Balance Sheet), the “Unaudited Company Financial Statements”; and (ii) the audited balance sheets of the Company and its Subsidiaries as of December 31, 2004, 2003 and 2002 and the related statements of income and changes in Stockholders’ equity for the fiscal years ended December 31, 2004, 2003 and 2002 (the statements referred to in this clause (ii) (including the balance sheets), the “Audited Company Financial Statements”). The Unaudited Company Financial Statements and the Audited Company Financial Statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of the Company’s operations for the fiscal periods therein set forth. Each of the Audited Company Financial Statements and the Unaudited Company Financial Statements have been prepared in accordance with both the Company’s past practice and GAAP consistently applied throughout such fiscal periods.

Section 3.5.2 Section 3.5.2 of the Company Disclosure Schedule sets forth a true, correct and complete itemization of the accounts receivable (including aging) of the Company as of August 31, 2005 (the “Accounts Receivable”). The Accounts Receivable represent bona fide claims against debtors for sales, services performed or other charges arising on or before the respective dates of recording thereof, and all of the goods delivered and services performed which gave rise to the Accounts Receivable were delivered or performed in accordance with applicable orders, Contracts or customer requirements in all material respects. All Accounts Receivable have been billed in accordance with the past practice of the Company consistently applied. The reserve for doubtful accounts reflected on the Unaudited Company Balance Sheet was established in accordance with GAAP.

Section 3.5.3 There are no material claims against the Company to return any products by reason of alleged over shipments, defective products or otherwise, or of products in the hands of customers under a written agreement that such merchandise would be returnable. No outstanding purchase commitment of the Company presently is materially in excess of the normal, ordinary and usual requirements of the Company Business.

Section 3.5.4 Each of the Company and its Subsidiaries maintains, in all material respects, accurate books and records reflecting its assets and liabilities and maintains a system of internal accounting controls which are sufficient in all material respects to provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s assets is compared with existing assets at regular intervals; (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis and (vi) there are adequate procedures regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets. As of the date of this Agreement, (i) there are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) there has been no fraud, whether or not material, that involved management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal controls over financial reporting.

Section 3.5.5 The Company has no liabilities or obligations of any kind or nature (whether known or unknown, absolute, accrued, contingent or otherwise) other than (i) those liabilities and obligations that are set forth in the Company Disclosure Schedule, (ii) those liabilities and obligations reflected or adequately reserved for in the Unaudited Company Balance Sheet, (iii) those liabilities and obligations not required by GAAP to be reflected or reserved for in a balance sheet or the related footnotes thereto prepared in accordance with GAAP, and (iv) those current liabilities and obligations incurred in the ordinary course of business since August 31, 2005 or incurred in connection with the Merger and the other transactions contemplated hereby.

Section 3.6 Contracts.

Section 3.6.1 Section 3.6.1 of the Company Disclosure Schedule contains a complete and accurate list of the following Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof (all Contracts actually listed or required to be to listed (whether or not actually listed) in Section 3.6.1, Section 3.7 or Section 3.9 of the Company Disclosure Schedule being referred to herein as the “Scheduled Contracts”):

Section 3.6.1.1 any employment management, consulting or severance Contract or other arrangement with any of the Company Business Employees or Company Business Independent Contractors (other than offer letters and employee invention and proprietary rights assignment agreements and option agreements, in each case, in substantially the Company’s standard forms previously provided to Buyer and other than the Employee Plans listed on Section 3.8.1 of the Company Disclosure Schedules);

Section 3.6.1.2 any Contract or Employee Plan, any of the benefits of which could be increased, or the vesting of benefits of which could be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

Section 3.6.1.3 any Contract that includes any noncompetition or nonsolicitation covenant or any exclusive dealing or similar arrangement that limits the ability of the Company of any of its Subsidiaries or any of their Affiliates to compete (geographically or otherwise) in any line of business;

Section 3.6.1.4 any customer Contract providing for payments to the Company in excess of $250,000;

Section 3.6.1.5 any Contract conferring an interest in real property, owned or leased;

Section 3.6.1.6 any Contract providing for capital expenditures commitments after the date hereof in excess of $50,000;

Section 3.6.1.7 any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise, in each case, outside the ordinary course of the Company’s business;

Section 3.6.1.8 any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money, extension of credit or security interest (other than employee expense advances made in the ordinary course of business);

Section 3.6.1.9 any pending purchase order or contract for the purchase of materials involving in excess of $50,000;

Section 3.6.1.10 any Contract that involves payments based on profits or revenues of the Company or any of its Subsidiaries;

Section 3.6.1.11 any powers of attorney granted by the Company;

Section 3.6.1.12 any Contract containing any price protection, "most favored nation" or similar provisions;

Section 3.6.1.13 any partnership, joint venture, strategic alliance or similar Contract;

Section 3.6.1.14 any Contract to which an Affiliate of the Company is a party, other than Contracts relating to the acquisition or ownership of equity securities of the Company or relating to an Affiliate of the Company’s employment or service relationship with the Company; or

Section 3.6.1.15 any development Contract or original equipment manufacturer Contract.

Section 3.6.2 Each of the Scheduled Contracts is a legal, valid and binding obligation of the Company or its Subsidiaries (assuming the due authorization, execution and delivery by the other parties thereto) and is in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally and by the availability of equitable remedies (whether in proceedings at law or in equity).

Section 3.6.3 Neither the Company nor any of its Subsidiaries has received written notice of cancellation of or default under or intent to cancel or call a default under any of the Scheduled Contracts.

Section 3.6.4 The Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under the Scheduled Contracts, except for nonperformance that would not result in a material breach of, or material default under, any such Scheduled Contracts and except for nonperformance which has been remedied or cured, and, to the Knowledge of the Company, there exists no event or condition which with or without notice or lapse of time or both would be a material breach or a material default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, on the part of any other party to such Scheduled Contracts.

Section 3.6.5 The Company has delivered or made available to Parent true, correct and complete copies of all of the Scheduled Contracts.

Section 3.7 Intellectual Property.

Section 3.7.1 Generally. Section 3.7.1 of the Company Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property that is the subject of any application or registration filed in the United States or in any foreign jurisdiction (including: (i) registered trademarks and service marks and applications therefor; (ii) patents and patent applications (including any continuations, continuations-in-part, divisionals, reissues, renewals, applications and provisional applications for any of the foregoing); (iii) copyright and mask work registrations and applications; and (iv) registered Domain Names and Universal Resource Locators) in each case owned by the Company, in whole or in part, including jointly with others (such schedule specifying if such Intellectual Property is owned jointly) (all of the foregoing, the “Registered Company Intellectual Property” and, together with all other Intellectual Property owned or purported to be owned by the Company, the “Company Owned Intellectual Property”). Section 3.7.1 of the Company Disclosure Schedule also lists for each item of Registered Company Intellectual Property the known status of any actions (including the payment of fees) that must be taken within 120 days of the date hereof with respect to the registration of maintenance of such Registered Company Intellectual Property. Section 3.7.1 of the Company Disclosure Schedule lists all third-party Intellectual Property with respect to which the Company has been granted an exclusive license or the right or obligation to enforce the intellectual property rights of the third-party licensor.

Section 3.7.2 Trademarks.

Section 3.7.2.1 All Trademarks of the Company for which an application for trademark registration (including any intent to use application) has been filed are currently in compliance with all legal requirements applicable to trademarks in the jurisdiction in which the application was filed, other than any requirement that, if not satisfied, would not result in a cancellation of any such application or registration or otherwise adversely affect the use, ownership, exclusivity, or priority of the Trademark in question in the field of use specified in the application. No registered Trademark of the Company or Trademark of the Company with respect to which an application for registration has been filed, has been or is now involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office. To the Company’s Knowledge, there has been no prior use of any Trademark of the Company by any third party that confers upon said third party superior rights in any such Trademark in such Trademark’s field of use.

Section 3.7.2.2 The Company is the owner of all right, title and interest in and to all of the Trademarks that are Registered Company Intellectual Property, in each case free and clear of any and all Encumbrances (other than Permitted Encumbrances), covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and the Company has not received any written notice or claim or, to the Knowledge of the Company, any oral notice or claim, challenging the Company’s complete and exclusive ownership of such Trademarks or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto. There is no agreement, decree, arbitral award or other provision or contingency which obligates the Company to grant licenses in future Trademarks of the Company.

Section 3.7.3 Patents.

Section 3.7.3.1 All Patents of the Company are currently in compliance with legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) other than any requirement that, if not satisfied, would not result in a revocation or lapse or otherwise adversely affect the issuance or ownership, of the Patent in question. The Company has not taken any action or failed to take any action (including a failure to disclose known material prior art in connection with the prosecution of any Patent), or used or enforced (or failed to use or enforce) any of the Patents in a manner that would result in the abandonment of any of the Patents.

Section 3.7.3.2 No Patent of the Company has been or is now involved in any interference, reissue, reexamination or opposing proceeding in the United States Patent and Trademark Office or any foreign patent office and, to the Knowledge of the Company, no such action has been threatened. To the Knowledge of the Company, there is no patent of any Person that claims the same subject matter as any Patent of the Company and, to the Knowledge of the Company, no prior art, that invalidates any claim of any Patent of the Company.

Section 3.7.3.3 The Company is the owner of all right, title and interest in and to all of the Patents owned by, assigned to, filed in the name of Company or any Company employee while an employee of the Company (except those Patents with respect to which ownership rights are retained by company employees pursuant to such employees’ employment or assignment of inventions agreements, copies of which have been made available to Buyer) (“Company Owned Patents”), in each case free and clear of any and all Encumbrances (other than Permitted Encumbrances), covenants, conditions and restrictions or other adverse claims or interests of any kind or nature (other than the rights of users to use Company Owned Patents as part of their use of the Company’s products pursuant to ordinary course customer, reseller and other license agreements), and the Company has not received any written or oral notice or claim challenging the Company’s complete and exclusive ownership of the Patents or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto. There is no agreement, decree, arbitral award or other provision or contingency which obligates the Company to grant licenses in any Company Owned Patents. Company has not assigned or transferred any Patents that were Company Owned Patents to any third Person.

Section 3.7.3.4 To the Knowledge of the Company, the inventions disclosed in the Patents of the Company may be practiced by the Company without infringing any other Patents owned by any Person.

Section 3.7.4 Copyrights.

Section 3.7.4.1 The Company is the owner of all right, title and interest in and to each of the Copyrights used by the Company other than those as to which the rights being exercised by the Company have been licensed from another Person (collectively, “Company Owned Copyrights”), free and clear of any and all Encumbrances (other than Permitted Encumbrances), covenants, conditions and restrictions or other adverse claims or interests of any kind or nature (other than the rights of users to use Company Owned Copyrights pursuant to ordinary course customer, reseller and other license agreements), and the Company has not received any notice or claim (whether written or oral) challenging the Company’s complete and exclusive ownership of such Company Owned Copyrights or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto. Company has not assigned or transferred any Copyrights that were Company Owned Copyrights to any third Person.

Section 3.7.4.2 The Company has not received any notice or claim (whether written or oral) challenging or questioning the validity or enforceability of any of the Company Owned Copyrights or indicating an intention on the part of any Person to bring a claim that any Company Owned Copyright is invalid, is unenforceable or has been misused and, to the Knowledge of the Company, no Company Owned Copyright otherwise has been challenged or threatened in any way.

Section 3.7.4.3 The Company has not taken any action or, to the Knowledge of the Company, failed to take any action (including a failure to disclose required information to the United States Copyright Office in connection with any registration of a registered copyright therewith), or used or enforced (or failed to use or enforce) any of the Company Owned Copyrights, in each case in a manner that would result in the unenforceability of any of the Company Owned Copyrights. The Company has taken all reasonable steps to protect the Company’s rights in and to the Company Owned Copyrights, in each case in accordance with standard industry practice. To the Knowledge of the Company, no other Person has infringed or is infringing any of the Company Owned Copyrights.

Section 3.7.5 Trade Secrets.

Section 3.7.5.1 The Company has taken reasonable steps in accordance with normal industry practice to protect its rights in confidential information and proprietary information, including any formula, pattern, compilation, program, device, method, technique, or process, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (collectively, “Trade Secrets”).

Section 3.7.5.2 Without limiting the generality of Section 3.7.5.1, the Company enforces a policy of requiring each relevant employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms that assign to the Company all rights to any Intellectual Property relating to the Company Business that are developed by the employees, consultants or contractors, as applicable, and that otherwise appropriately protect the Intellectual Property of the Company, and, except under confidentiality obligations and in connection with the release of distribution of products, there has been no disclosure by the Company of its confidential information or Trade Secrets; nor have any actions been taken by the Company which would affect the Company’s ability to obtain U.S. or, to the Knowledge of the Company, foreign protection for the Company’s inventions.

Section 3.7.6 License Agreements.

Section 3.7.6.1 Section 3.7.6.1 of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements granting to the Company any right to use or practice any rights under any material third party Intellectual Property (collectively, the “Company Inbound License Agreements”), (other than “off-the-shelf” shrink wrap software commercially available on reasonable terms to any Person for a license fee of no more than $100,000, but including all such agreements that are otherwise material to Company, indicating for each the title and the parties thereto.

Section 3.7.6.2 Section 3.7.6.2 of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements (other than shrinkwrap or “click through” end user license agreements entered into in the ordinary course of the Company Business and in a form provided by Company to Buyer) currently in effect and providing for annual payments to the Company in excess of $250,000 under which the Company has granted licenses of Software or other rights to use or practice any rights under any Company Owned Intellectual Property (indicating for each the title and parties thereto) and the Company’s current forms of license agreements (indicating for each the title of such form agreement) used by the Company in the ordinary course under which the Company grants licenses of Software or grants other rights in or to use or practice any rights under any Company Owned Intellectual Property (collectively, the “Company Outbound License Agreements”).

Section 3.7.6.3 There is no outstanding or, to the Knowledge of the Company, threatened dispute or disagreement with respect to any Company Inbound License Agreement or any Company Outbound License Agreement. Correct and complete executed copies of all Company Inbound License Agreements and Company Outbound License Agreements have been made available to Buyer.

Section 3.7.7 Domain Names. The Company is the sole owner of the Domain Name registrations, and all such Domain Names are currently registered by the Company, as sole owner, with an ICANN accredited registrar or other registrar, as applicable, and the registration fees are paid through the date(s) listed on Section 3.7.7 of the Company Disclosure Schedule. The Company is the owner of, or has sufficient rights to display, all content displayed on the Internet site associated with each of the Domain Names (collectively, the “Content”), and no consent, license or approval from any third party is required in connection with the sale or transfer of the ownership of the Domain Names and the continued use of the Content by Buyer or the Surviving Corporation. To the Knowledge of the Company, no facts or circumstances exist which could reasonably form the basis of a challenge relating to Buyer’s unencumbered use of the Domain Names, or any part thereof.

Section 3.7.8 Ownership; Sufficiency of Intellectual Property Assets. The Company owns or possesses adequate licenses or other rights to use, free and clear of Encumbrances (except, in the case of licenses from third parties, the interests of such licensing parties and except for Permitted Encumbrances), all Intellectual Property used in the conduct of the Company Business and the manufacture, sale and license of the Company’s products. The Company Owned Intellectual Property, including the Company Registered Intellectual Property identified in Section 3.7.1 of the Company Disclosure Schedule, together with the Company’s rights granted to it under the Company Inbound License Agreements, constitute all the Intellectual Property rights used in or necessary to the operation of the Company Business.

Section 3.7.9 No Infringement by the Company. The operation of the Company Business including all products used, manufactured, marketed, sold or licensed by the Company, and all Intellectual Property used in the conduct of the Company Business as currently conducted, do not, and will not following the Closing when conducted in the same manner as conducted prior to the Closing, infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party. No litigation is now, or since incorporation of Company has been, pending and no notice or other claim has been received by the Company, (A) alleging that the Company has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party, including any contamination or misappropriation of trade secrets claims, or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to the Company.

Section 3.7.10 No Infringement by Third Parties. To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or exclusively licensed by the Company, and no claims for any of the foregoing have been brought against any third party by the Company. The Company has taken reasonable steps in accordance with normal industry practice to protect its Intellectual Property.

Section 3.7.11 Assignment; Change of Control. The execution, delivery and performance by the Company of this Agreement, the Escrow Agreement and each of the other documents contemplated hereby or thereby to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in (i) the loss or impairment of, or give rise to any right of any third party to terminate, any of the Company’s rights to own any of its Intellectual Property or rights under any Company Inbound License Agreement or Company Outbound License Agreement, nor require the consent of any Governmental Authority or third party in respect of any such Intellectual Property or (ii) the purported grant by Buyer to any third Person of rights to use Buyer’s own Intellectual Property.

Section 3.7.12 Software. The Software owned or purported to be owned by the Company or distributed by the Company as a Company product (“Company Software”) was: (i) developed by employees of the Company within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company pursuant to written agreements; or (iii) otherwise acquired by the Company from a third party who assigned all Intellectual Property rights in the Company Software to the Company. None of the Company Software, or any party thereof, is, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement (including, for example, the GNU, GPL or LGPL licenses). The Company has made no submission or suggestion and is not subject to any agreement with standards bodies or other entities which would obligate the Company to grant licenses to or otherwise impair its control of its Intellectual Property. Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 3.7.12 of the Company Disclosure Schedules or this Agreement, warranties and indemnities in the Company’s standard customer and reseller agreements, and warranties implied by law, the Company has not given any warranties or indemnities relating to products or technology sold or services rendered by the Company.

Section 3.7.13 Encryption Technology. The Company Business as currently conducted complies with all U.S. Applicable Laws, rules and regulations regarding encryption technology, including, without limitation, the import and export thereof.

Section 3.7.14 Performance of Existing Products. The Company’s existing and currently manufactured and marketed products substantially perform the functions described in their published end user documentation, and the Company has not been notified, either verbally or in writing, that such products do not perform as set forth above, and to the Knowledge of the Company, there are no material defects or errors with respect to such products. To the extent that the Company’s products have not been launched, the Company has fully disclosed to Buyer in writing all material known technical problems or concerns associated with such products that affect the prospective performance of the Company’s products.

Section 3.7.15 Use of User Data.

Section 3.7.15.1 The Company’s use, license, sublicense and sale of any User Data collected from users at any website operated by the Company or its Affiliates and any co-branded websites which the Company manages have complied in all material respects with the Company’s applicable published privacy policy at the time such User Data was collected (collectively, the “Privacy Policies”), excluding any violation that, if disclosed, would not reasonably be expected to result in a material claim against the Company.

Section 3.7.15.2 The Company is in compliance in all material respects with all U.S. Applicable Laws and contractual obligations binding on the Company that relate to or govern the compilation, use and transfer of User Data.

Section 3.7.15.3 There is no Proceeding (including any audit or investigation) pending or, to the Knowledge of the Company, threatened, by any Person or any U.S. Governmental Authority involving the use, disclosure or transfer of any User Data by the Company, nor, to the Knowledge of the Company, has the Company been contacted by any U.S. Governmental Authority regarding the use, disclosure or transfer of any User Data by the Company.

Section 3.7.15.4 None of the Privacy Policies or any law or regulation restricts, or limits or prohibits the transfer of User Data to Buyer and its Affiliates as contemplated by this Agreement or otherwise limit Parent, Buyer or the Surviving Corporation succeeding to all rights and privileges of Company with respect to such User Data (it being understood that, following such transfer, such User Data will remain subject to the applicable use limitations set forth in such Privacy Policies).

Section 3.7.15.5 To the Knowledge of the Company, no Person has obtained unauthorized access to User Data stored on the computer systems owned and operated by the Company (including, without limitation, any User Data contained in any hard copy printouts), nor has there been any other unauthorized acquisition of material computerized data of the Company (including, without limitation, any data contained in any hard copy printouts) that has compromised the security, confidentiality or integrity of any User Data maintained by the Company in any material manner.

Section 3.8 Employee Benefit Matters.

Section 3.8.1 Section 3.8.1 of the Company Disclosure Schedule contains a complete list of Employee Plans which cover or have covered employees of the Company. The Company has made true and complete copies of each of the following documents available to Parent and Buyer prior to the date hereof: (i) each Employee Plan (and, if applicable, related trust agreements, annuity contracts or other funding instruments) which covers or has covered employees of the Company (with respect to their relationship with the Company) and all amendments thereto, all current summary plan descriptions, the most recent summary of material modifications (as defined in ERISA) and all written interpretations and descriptions thereof which the Company generally distributes to participants therein and a complete description of any material Employee Plan which is not in writing except that any severance policy, program or agreement shall be described in full, (ii) the most recent determination letter or opinion letter issued by the Internal Revenue Service with respect to each Pension Plan and each voluntary employees’ beneficiary association as defined under Section 501(c)(9) of the Code (other than a Multiemployer Plan) which covers or has covered employees of the Company (with respect to their relationship with the Company), (iii) for the three (3) most recent plan years, Annual Reports on Form 5500 Series with all schedules and attachments required to be filed with any governmental agency for each Pension Plan or Welfare Plan which covers or has covered employees of the Company (with respect to their relationship with the Company), (iv) a description of complete age, salary, service and related data as of the last day of the last plan year for employees and former employees of the Company, (v) a description setting forth the amount of any liability of the Company as of the Closing Date for payments more than thirty (30) calendar days past due with respect to any Welfare Plan and (vi) all correspondence to or from any Governmental Authority related to any specific Employee Plan.

Section 3.8.2 Pension Plans.

Section 3.8.2.1 No Employee Plan is or was at any time subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code and neither the Company nor any ERISA Affiliate is subject to any liability under Title IV or Part 3 of Title I of ERISA.

Section 3.8.2.2 Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of the Company (with respect to their relationship with the Company) which has been operated as a qualified plan (i) has received a favorable opinion letter from the Internal Revenue Service stating that such Pension Plan is qualified under the provisions of Code Sections 401(a), and (ii) to the Knowledge of the Company, has been so qualified during the period from its adoption to date.

Section 3.8.2.3 Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of the Company (with respect to their relationship with the Company) currently complies in all material respects and has been maintained in compliance in all material respects with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including, without limitation, ERISA and the Code.

Section 3.8.3 Multiemployer Plans. Neither the Company nor any ERISA Affiliate has any liability with respect to a Multiemployer Plan.

Section 3.8.4 Welfare Plans.

Section 3.8.4.1 Each Welfare Plan which covers or has covered employees or former employees of the Company (with respect to their relationship with the Company) currently complies in all material respects and has been maintained in compliance in all material respects with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including, without limitation, ERISA and the Code.

Section 3.8.4.2 Except as required by COBRA, none of the Company, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee, officer, consultant, or director of the Company or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent the Company or an ERISA Affiliate from amending or terminating any such benefit plan or such Welfare Plan without liability or cost to the Company or any ERISA Affiliate (other than routine administrative expenses).

Section 3.8.4.3 Each Welfare Plan which covers or has covered employees or former employees of the Company (with respect to their relationship with the Company) and which is a “group health plan,” as defined in Section 607(1) of ERISA, presently complies in all material respects with and has been operated in compliance in all material respects with provisions of COBRA and the Health Insurance Portability and Accountability Act of 1996, as amended.

Section 3.8.4.4 The insurance policies or other funding instruments, if any, for each Welfare Plan provide coverage for each employee, consultant, independent contractor or retiree of the Company or any of its Subsidiaries (and, if applicable, their respective dependents) who has been advised by the Company, whether through an Employee Plan or otherwise, that he or she is covered by such Welfare Plan.

Section 3.8.5 Benefit Arrangements. Each Benefit Arrangement which covers or has covered employees or former employees of the Company (with respect to their relationship to the Company) presently complies and has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including, without limitation, the Code. The employment of all persons presently employed or retained by the Company is terminable at will. To the Company’s Knowledge, no amounts payable under any Benefit Arrangements are or will be included in income for any current or former Company Business Employee by operation of Code Section 409A.

Section 3.8.6 Unrelated Business Taxable Income; Unpaid Contributions. No Employee Plan (or trust or other funding vehicle pursuant thereto) has incurred any liability under Code Section 511. Neither the Company nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Employee Plan.

Section 3.8.7 Fiduciary Duties and Prohibited Transactions. To the Knowledge of the Company, neither the Company nor any plan fiduciary of any Welfare Plan or Pension Plan which covers or has covered employees or former employees of the Company or any ERISA Affiliate has engaged in, or has any liability in respect of, any transaction in violation of Sections 404 or 406 of ERISA (and not exempt under ERISA Section 408 and the regulations issued thereunder) or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA so as to create any liability of the Company or any of its Subsidiaries or any Employee Plan. To the Knowledge of the Company, the Company has not participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan, and the Company and its Subsidiaries have not been assessed any civil penalty under Section 502(l) of ERISA.

Section 3.8.8 Litigation. There is no action, order, writ, injunction, judgment or decree outstanding or claim (other than routine claims for benefits), suit, litigation, proceeding, arbitration proceeding, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending or, to the Knowledge of the Company, anticipated or threatened against the Company, any ERISA Affiliate or any Employee Plan.

Section 3.8.9 No Amendments. Except for the Retention Plan, neither the Company nor any ERISA Affiliate has announced to employees, former employees, consultants or directors an intention to create, or otherwise created, a legally binding commitment to adopt any additional Employee Plan which is intended to cover employees or former employees of the Company (with respect to their relationship with the Company) or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of the Company or any of its Subsidiaries (with respect to their relationship with the Company or any of its Subsidiaries).

Section 3.8.10 Unpaid Contributions. Neither the Company nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Multiemployer Plan.

Section 3.8.11 Insurance Contracts. No Employee Plan holds as an asset of any Employee Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

Section 3.8.12 No Acceleration or Creation of Rights. Neither the execution and delivery of this Agreement or the Escrow Agreement by the Company nor the consummation of the transactions contemplated hereby or thereby would reasonably be expected to result, either by itself or in combination with the satisfaction of any other conditions precedent in addition to the consummation of such transactions (e.g., a post-Closing termination of employment), in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement). No amounts payable to any Company Business Employee in connection with the Merger or any other transactions contemplated hereby, either upon consummation of the Merger or as a result of the satisfaction of any other conditions precedent in addition to the consummation of such transactions (e.g., a post-Closing termination of employment), will be considered “parachute payments” pursuant to Section 280G of the Code.

Section 3.8.13 No Other Material Liability. To the Knowledge of the Company, no event has occurred in connection with which the Company, any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability (other than the payment of benefits under the terms of such Employee Plan) (A) under any statute, regulation or governmental order relating to any Employee Plan or (B) pursuant to any obligation of the Company to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

Section 3.9 Labor and Other Employment Matters.

Section 3.9.1 Section 3.9.1 of the Company Disclosure Schedule sets forth a complete and accurate list (giving name, job title, credited service, current annual compensation (including a separate statement of base salary for the 2005 calendar year and bonus paid for the 2004 calendar year for each individual (other than bonuses under the Retention Plan))) of each Company Business Employee. Each Company Business Employee who is a member of management is in good standing with the Company. Neither the Company nor any of its Subsidiaries is or has ever been delinquent (except to the extent such delinquency has been fully remedied or cured) in payments to any current or former Company Business Employees or current or former Company Business Independent Contractors for any wages, salaries, commissions, bonuses or other similar direct compensation for any services performed for it or amounts required to be reimbursed to such employee. The Company and each of its Subsidiaries are in compliance in all material respects with all Applicable Law respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, wages and hours. The Company and each of its Subsidiaries has withheld all amounts required by Applicable Laws or by agreement to be withheld from the wages, salaries, and other payments to employees, and neither the Company nor any of its Subsidiaries is liable for any arrears of wages or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

Section 3.9.2 There are no pending claims against the Company or any of its Subsidiaries under any workers’compensation plan or policy or for long-term disability. Neither the Company nor any of its Subsidiaries is bound by or subject to (and none of their respective assets or properties are bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company or any of its Subsidiaries. There is no strike or other labor dispute involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. The Company has not, during the three year period prior to the date of this Agreement, received any demand letters pursuant to Applicable Law, civil rights charges, suits, drafts of suits, administrative claims of or from any of its employees. There are no claims pending or, to the Knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any current or former Company Business Employees or current or former Company Business Independent Contractors, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority.

Section 3.9.3 As of the date hereof, to the Knowledge of the Company, no current or former Company Business Employees or current or former Company Business Independent Contractors are in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others. To the Knowledge of the Company, no current or former Company Business Employees or current or former Company Business Independent Contractors are or have ever been in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant relating to the Company Business.

Section 3.9.4 No Company Business Employees or Company Business Independent Contractors have given notice to the Company or any of its Subsidiaries that any such Person intends to terminate his or her employment with the Company or any of its Subsidiaries. The Company and each of its Subsidiaries are in compliance with all Laws concerning the classification of employees and independent contractors and have properly classified all such Persons for purposes of participation in the Employee Plans.

Section 3.10 Tax Matters.

Section 3.10.1 Filing of Tax Returns. The Company and each of its Subsidiaries have filed with the appropriate Taxing Authorities all Tax Returns required to have been filed. All such Tax Returns have been prepared in accordance with Applicable Law and are complete and accurate in all respects. All Taxes required to have been paid by the Company and each of its Subsidiaries have been paid, whether or not shown on any Tax Returns. None of the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction.

Section 3.10.2 Payment of Taxes. The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Unaudited Company Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Company Balance Sheet (rather than in any notes thereto). Since the date of the Unaudited Company Financial Statements, the Company and its Subsidiaries have not incurred any liability for Taxes outside the ordinary course of business (other than those incurred in connection with the Merger and the other transactions contemplated hereby) or otherwise inconsistent with past custom and practice.

Section 3.10.3 Audits, Investigations or Claims. No deficiencies for Taxes of the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Taxing Authority which has not since been finally resolved by payment of such Taxes or agreement with the relevant Taxing Authority, with no unpaid liability for any such Taxes or under any such agreement. There are no pending or, to the Knowledge of the Company, threatened audits, assessments or other proceedings for or relating to any liability for Taxes payable by the Company or any of its Subsidiaries, and there are no matters under discussion with any Taxing Authority, or known to the Company with respect to Taxes that are likely to result in an additional liability for Taxes of the Company or any of its Subsidiaries. The Company has delivered or made available to Buyer complete and accurate copies of federal, state and local income Tax Returns and, to the extent specifically requested by Buyer, all other Tax Returns filed by the Company, its Subsidiaries and their respective predecessors since the relevant entity’s inception, and complete and accurate copies of all examination reports and statements of Tax owed arising out of audits or proceedings asserting or assessing Tax liabilities against the Company, any of its Subsidiaries or any of their respective predecessors in respect of an alleged failure of the Company, any of its Subsidiaries or any of their respective predecessors to timely file Tax Returns or pay Taxes otherwise due. None of the Company, any of its Subsidiaries or any of their respective predecessors has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which is currently effective, nor has any request been made in writing for any such extension or waiver that was not executed as requested and for which the relevant period for assessment has not since expired. No power of attorney (other than powers of attorney authorizing employees of the Company or any of its Subsidiaries to act on behalf of the Company or any of its Subsidiaries, as applicable) with respect to any Taxes has been executed or filed with any Taxing Authority that is currently in force.

Section 3.10.4 Liens. There are no Encumbrances for Taxes (other than Encumbrances for Taxes not yet due and payable) on any Company Assets or any assets of the Company’s Subsidiaries. There are no existing circumstances which reasonably may be expected to result in the assertion of any claim for Taxes for periods through the Closing Date that, if adversely determined, would result in any Encumbrances for Taxes on the assets of the Company or any of its Subsidiaries (other than Encumbrances for Taxes not yet due and payable).

Section 3.10.5 Tax Elections. All material elections with respect to Taxes which would have continuing effect for taxable periods of the Company, any of its Subsidiaries or their respective successors for which Tax Returns have not yet been filed, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to Buyer, are set forth on Section 3.10.5 of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries (i) has consented at any time pursuant to former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of the Company; (ii) has agreed, or is required, to make any adjustment pursuant to Section 481(a) of the Code to its income for any taxable period for which a Tax Return has not been filed by reason of a change in accounting method; (iii) has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Internal Revenue Code of 1954 or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has made or will make a consent dividend election under Section 565 of the Code; (vi) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

Section 3.10.6 Tax Sharing Agreements. None of the Company or any of its Subsidiaries is a party to any agreement that obligates the Company or its Subsidiaries to make payments with respect to Taxes imposed on another Person (including agreements providing for an allocation of responsibility for or satisfaction of Taxes jointly owed by the Company or its Subsidiaries and any other Person and reimbursement of Taxes imposed on another Person, but excluding agreements that were not entered into for the primary purpose of allocating risk or responsibility for Tax liability and in which the provisions relating to Taxes are of a nature typical of similar agreements) (a “Tax Sharing Agreement”).

Section 3.10.7 Other Entity Liability. Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than Taxes of the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law, and including any arrangement for group relief within a jurisdiction or similar arrangement), whether as a transferee or successor, by contract, or otherwise.

Section 3.10.8 Withholding. The Company and each of its Subsidiaries have withheld all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and has paid over to the relevant Taxing Authority all such withheld Taxes to the extent required to have been paid over.

Section 3.10.9 USRPHC.The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 3.10.10 Partnerships, Single Member LLCs, CFCs, PHCs and PFICs. Neither the Company nor any of its Subsidiaries (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, (iii) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code, (iv) is a “personal holding company” as defined in Section 542 of the Code, and (v) is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

Section 3.10.11 Permanent Establishment. Neither the Company nor any of its Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

Section 3.10.12 Disallowance of Interest Deductions. None of the outstanding indebtedness of the Company or any of its Subsidiaries constitutes indebtedness with respect to which any interest deduction is subject to disallowance under Sections 163(i) or 163(l) or 279 of the Code.

Section 3.10.13 International Boycotts. Neither the Company nor any of its Subsidiaries has participated in or is participating in an international boycott within the meaning of Section 999 of the Code.

Section 3.10.14 Tax Shelters. Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Sections 1.6011-4(b)(1) that was, is, or, to the Knowledge of the Company, will ever be required to be disclosed by the Company or any of its Subsidiaries pursuant to Treasury Regulation Section 1.6011-4, and no Tax Return of the Company or its Subsidiaries has contained a disclosure statement under Section 6662 of the Code.

Section 3.10.15 Spin-Offs. Neither the Company nor any of its Subsidiaries has distributed the stock of any corporation in a transaction intended to satisfy the requirements of Section 355 of the Code since April 16, 1997, and the stock of each of the Company and any of its Subsidiaries has not been distributed in a transaction intended to satisfy the requirements of Section 355 of the Code since April 16, 1997.

Section 3.10.16 Deductibility of Payments. To the Knowledge of the Company, there is no Contract, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries (with respect to such employee’s relationship with the Company or any of its Subsidiaries, as applicable) that , in connection with the Merger or any other transactions contemplated hereby, either upon the consummation of the Merger or as a result of the satisfaction of any other conditions precedent in addition to the consummation of such transactions (e.g., a post-Closing termination of employment), requires the payment by the Company or any of its Subsidiaries of any amount that is a “parachute payment” pursuant to Section 280G of the Code.

Section 3.11 Legal Proceedings. There are no legal, administrative, arbitral or other proceedings (including disciplinary proceedings), legal claims, suits, actions or governmental or regulatory investigations of any nature (collectively, “Proceedings”) that are pending or, to the Knowledge of the Company, threatened (i) against the Company, any of its Subsidiaries, any of the Company Assets or the Company Business or that challenge the validity or propriety of the transactions contemplated by this Agreement or the Escrow Agreement; (ii) involving any of the Company’s or any of its Subsidiaries’ products; or (iii) challenging the Company’s or any of its Subsidiaries’ right to use any products owned or licensed by any of the Company’s or its Subsidiaries’ vendors. There is no injunction, order, judgment, decree or regulatory restriction naming the Company imposed upon the Company or any of its Subsidiaries or any of the Company Assets or the Company Business.

Section 3.12 Compliance with Applicable Law.

Section 3.12.1 The Company and each of its Subsidiaries holds, and at all times has held (except where any failure has been cured or remedied), all material licenses, franchises, decrees, permits and authorizations required under Applicable Law (collectively, “Permits”) for the lawful ownership, operation and use of the Company Assets and the conduct of the Company Business under and pursuant to, and has complied with each in all material respects, and none of the Company or any of its Subsidiaries is in default under any Applicable Law relating to the Company or any of its Subsidiaries or any of their respective assets, properties or operations in any material respect, and there are no outstanding material violations of any of the above, and none of the Company nor any of its Subsidiaries has received notice asserting any such violation. The Company and each of its Subsidiaries have been and are in compliance with all Permits.

Section 3.12.2 No Governmental Authority has initiated, and no Governmental Authority has provided notice to the Company sufficient to give the Company Knowledge of any threatened proceeding or investigation into the business or operations of the Company or any of its Subsidiaries or any of their respective officers, directors or employees in their capacity as such with the Company or any of its Subsidiaries. There is no material unresolved deficiency, violation or exception claimed or asserted by any Governmental Authority with respect to any examination of any of the Company or any of its Subsidiaries.

Section 3.12.3 Neither the Company, any of its Subsidiaries nor any predecessor nor, to the Knowledge of the Company, any agent, employee or other Person associated with or acting on behalf of the Company or any of its Subsidiaries or any predecessor has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

Section 3.13 Environmental Matters. The Company and each of its Subsidiaries (v) are in compliance with all, and are not subject to any material liability, in each case with respect to any, applicable Environmental Laws, (w) hold or have applied for Environmental Permits materially necessary to conduct their current operations, and (x) are in material compliance with their respective Environmental Permits. Neither the Company nor any of its Subsidiaries has received any notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law. Neither the Company nor any of its Subsidiaries (y) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Substances and, to the Knowledge of the Company, no investigation, litigation or other proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto, or (z) is an indemnitor in connection with any threatened or asserted claim against the Company or any of its Subsidiaries by any third-party indemnitee for any liability under any Environmental Law or relating to any Substances. Neither the Company nor any of its Subsidiaries has, at any time, disposed of, discharged, emitted or released any amount of any Substance so as to contaminate any soil, groundwater, surface water, air or building materials of any property in a manner which would legally require remediation, investigation or similar response activity. No Substances are present as a result of the actions or omissions of the Company or its Subsidiaries, or, to the Knowledge of the Company, as a result of any actions of any third party or otherwise, in, on or under any property that the Company has at any time owned, operated, occupied or leased, including the land and the improvements, ground water and surface water thereof so as to give rise to any liability or clean-up obligation of the Company or its Subsidiaries under any Environmental Laws. To the Knowledge of the Company, of the real property owned or leased by the Company or any of its Subsidiaries is listed or, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

Section 3.14 Properties. Neither the Company nor its Subsidiaries owns any real property nor has either ever owned any real property. The Company and each of its Subsidiaries have good and valid title to, or valid leasehold or license interests in, all of its properties and assets, free and clear of all Encumbrances other than Permitted Encumbrances. All such assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has a leasehold interest, license or other rights, are free and clear of all Encumbrances. Each of the Company and its Subsidiaries has complied in all material respects with the terms of all leases of real property to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and its Subsidiaries enjoys quiet possession under all such leases. Section 3.14 of the Company Disclosure Schedule sets forth a complete list of all real property and interests in real property owned or leased by the Company and a true and complete list of all personal property, equipment and fixtures (other than items or categories of items having a book value of less than $50,000 individually) owned by the Company, all of which personal property, equipment and fixtures are in operating condition, normal wear and tear excepted.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedule includes a list of all policies of fire, liability, product liability, workmen’s compensation, health and other forms of insurance presently in effect with respect to the Company Business (the “Company Insurance Policies”), including the named insured(s) and all beneficiaries thereunder, true and complete copies of which have been delivered or made available to Buyer prior to the date hereof. All Company Insurance Policies are valid, outstanding and enforceable policies (subject to Applicable Law) and provide insurance coverage for the Company Assets and operation of the Company Business, of the kinds, in the amounts and against the risks required to comply in all material respects with Applicable Law relating to the Company and/or any contractual or other obligations, and such policies provide insurance coverage against the types of risks of the sort normally insured by similar businesses of similar size and nature. Neither the Company nor any of its Subsidiaries has been refused any insurance with respect to any aspect of the operations of its business that would otherwise be customarily provided to a similarly situated business, nor has its coverage been limited below customary limits for a company of the size and nature of the Company by any insurance carrier to which it has applied for insurance or with which it has carried insurance. No notice of cancellation or termination has been received by the Company from its insurer with respect to any such policy. The activities and operations of the Company and each of its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of the Company Insurance Policies.

Section 3.16 No Broker. No broker, finder, investment banker, financial advisor or other similar Person has acted for or on behalf of, or is entitled to any broker’s, finder’s, advisory, opinion or similar fee or other similar commission from, the Company or any of its Affiliates in connection with this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby. The Company has heretofore provided to Buyer a complete copy of all agreements between the Company and any broker, finder, investment banker, financial advisor or similar other Person pursuant to which such Person would be entitled to any such payment relating to the transactions contemplated by this Agreement or the Escrow Agreement.

Section 3.17 Absence of Certain Changes or Events. From August 31, 2005 through the date hereof, there has not been or occurred any:

Section 3.17.1 Company Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

Section 3.17.2 failure to operate the Company Business in the ordinary course so as to use all commercially reasonable efforts (i) to preserve the Company Business intact and (ii) to preserve the goodwill of employees, suppliers, customers and others having business relations with the Company or its Subsidiaries (except where the Company believes it necessary or desirable to terminate employment or business relations);

Section 3.17.3 (i) resignation or termination of any key employee or independent contractor, officer or manager, (ii) any increase in the rate of compensation (whether in cash, stock, or other equity instruments) payable or to become payable to any officer or manager of the Company (other than general, regularly-scheduled reviews), including, without limitation, the making of any loan (other than expense or sales commission advances in the ordinary course of business consistent with past practice) to, or the payment, grant or accrual of, any bonus, incentive compensation, service award or other similar benefit to, any such Person, or (iii) the adoption, addition to, or modification of, any Employee Plan, or (iv) any contribution to any Employee Plan other than contributions made in the ordinary course of business consistent with past practice, except, in the case of clauses (ii), (iii) and (iv), for the adoption of the Retention Plan;

Section 3.17.4 sale, assignment, license or transfer of, or the imposition of any Encumbrance (other than Permitted Encumbrances) on, any of the Company Assets, tangible or intangible, singly or in the aggregate, other than sales and licenses of products and services in the ordinary course of business and consistent with past practice;

Section 3.17.5 new Scheduled Contracts, or extensions, modifications, terminations or renewals thereof, except for Scheduled Contracts entered into, modified or terminated in the ordinary course of business and consistent with past practice;

Section 3.17.6 change in accounting methods or practices by the Company (other than as required by Applicable Law, GAAP or a Governmental Authority) revaluation by the Company of any of the Company Assets, including writing off or establishing reserves with respect to inventory, notes or accounts receivable (other than for which adequate reserves have been previously established or other than in the ordinary course of business consistent with past practice);

Section 3.17.7 damage, destruction or loss (whether or not covered by insurance) adversely affecting any material, tangible Company Assets;

Section 3.17.8 declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any equity securities of the Company other than repurchases made below the then current fair market value pursuant to, and in accordance with, pre-existing restricted stock agreements, stock option agreements or other equity compensation plans or similar agreements;

Section 3.17.9 failure to pay any material obligation of the Company when due or promptly thereafter;

Section 3.17.10 cancellation of any indebtedness or waiver of any rights of substantial value to the Company, except in the ordinary course of business and consistent with past practice;

Section 3.17.11 indebtedness incurred by the Company for borrowed money or any commitment to borrow money entered into by the Company, or any loans made or agreed to be made by the Company (other than expense or sales commission advances to Company Business Employees in the ordinary course of business consistent with past practice);

Section 3.17.12 acquisition of any equity interest in any other Person (other than investments of cash in money market or similar funds); or

Section 3.17.13 agreement by the Company directly or indirectly to do any of the foregoing.

Section 3.18 Sufficiency of and Title to Assets. The Company owns, all right, title and interest in and to, or has a valid right to use, all of the properties, assets and rights of any kind, whether tangible or intangible, real or personal (including, without limitation, the Company’s Intellectual Property), necessary to enable the Company to conduct the Company Business (the “Company Assets”), free and clear of any Encumbrances other than Permitted Encumbrances. The Company has sole right, title and interest in and to all of the assets on the Unaudited Company Balance Sheet, free and clear of any Encumbrances (other than Permitted Encumbrances), other than assets disposed of, transferred, sold or otherwise eliminated in the ordinary course of business consistent with past practice since August 31, 2005.

Section 3.19 Potential Conflicts of Interest. No director or officer of the Company or any of its Subsidiaries has any claim against, or owes any amount to, the Company, except for claims for salary, commissions, accrued vacation pay, unreimbursed expenses and accrued benefits under Employee Plans.

Section 3.20 Transactions with Affiliates. The Company is not a party to any Contract (other than employment Contracts entered into in the ordinary course of business) or pending transaction with any of its directors, officers or, to the Knowledge of the Company, other Affiliate, or any corporation, partnership or other business association in which any employee director or officer has a material financial interest. The Company is not a party to any Scheduled Contract with any non-employee director or Company Affiliate or any corporation, partnership or other business association in which such non-employee director or Company Affiliate has a material financial interest. None of the Stockholders provides any material services to the Company or its Subsidiaries other than in such Stockholder’s capacity as an employee of the Company.

Section 3.21 Governmental Regulation. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), which is required to be registered under the Investment Company Act in order to engage in the transactions described in Section 7 of that Act. The Company is not a “broker” or “dealer” within the meaning of the Exchange Act. The Company does not act as investment adviser or subadviser to any “investment company,” as defined in the Investment Company Act, which is registered under such Act.

Section 3.22 No Loss of Customers. Section 3.22 of the Company Disclosure Schedule contains a complete and accurate list of the Company’s top 20 customers during calendar year ended December 31, 2004, as measured by revenues received by the Company during such period (the “Major Customers”). Since December 31, 2004 through the date hereof, the Company has not suffered cancellations or non-renewals from any Major Customer. Since December 31, 2004 through the date hereof, there has been no material adverse change in the business relationship of the Company with any Major Customer, and neither the Company nor any of its Subsidiaries has received any written or oral communication regarding the intention of any Major Customer to terminate its relationship with the Company or any of its Subsidiaries.

Section 3.23 Books and Records. The Company has made and kept (and given Buyer access to) its true, correct and complete books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company Business in all material respects. The minute books of the Company and its Subsidiaries previously delivered to Buyer accurately and adequately reflect all action previously taken by the stockholders, board of directors and committees of the board of directors of the Company and its Subsidiaries. The copies of the stock book records of the Company previously delivered to Buyer in connection with Buyer’s due diligence are true, correct and complete, and accurately reflect all transactions effected in the Company’s equity securities through and including the date hereof. The Company has not engaged in any material transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the Company’s books and records.

Section 3.24 Takeover Statutes. The Company’s board of directors has taken all actions necessary to ensure that the restrictions applicable to business contained in Section 203 of the DGCL are inapplicable to the execution, delivery and performance of this Agreement and the Escrow Agreement and to the consummation of the Merger and the transactions contemplated hereby and thereby. As of the date thereof, no other Takeover Statute applies to or purports to apply to the Merger, this Agreement and the Escrow Agreement or the transactions contemplated hereby and thereby.

ARTICLE 4.
Representations and Warranties of Parent, Buyer and Merger Sub

        As a material inducement to the Company to enter into this Agreement, each of Parent, Buyer and Merger Sub hereby represents and warrants to the Company as follows:

Section 4.1 Organization. Parent is a company, duly organized and validly existing under the Laws of Israel. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub has not conducted any business other than in connection with the negotiation and execution of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 4.2 Authority; No Violation.

Section 4.2.1 Each of Parent, Buyer and Merger Sub has full power and authority to execute and deliver this Agreement and the Escrow Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Escrow Agreement to which each of Parent, Buyer and Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Parent, Buyer and Merger Sub, and no other corporate proceedings on the part of Parent, Buyer or Merger Sub is necessary to approve this Agreement or the Escrow Agreement to which either is a party or authorize or consummate the transactions contemplated hereby and thereby. This Agreement and the Escrow Agreement to which each of Parent, Buyer or Merger Sub is a party have been duly and validly executed and delivered by each of Parent, Buyer and Merger Sub (assuming the due authorization, execution and delivery of this Agreement and the Escrow Agreement by the other parties hereto and thereto) constitute valid and binding obligations of each of Parent, Buyer and Merger Sub, enforceable against each of Parent, Buyer and Merger Sub in accordance with their terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally and the availability of equitable relief (whether in proceedings at law or in equity).

Section 4.2.2 Neither the execution and delivery of this Agreement or the Escrow Agreement to which it is a party by each of Parent, Buyer and Merger Sub nor the consummation by Parent, Buyer or Merger Sub of the transactions contemplated hereby or thereby to be performed by Parent, Buyer or Merger Sub, nor compliance by Buyer or Merger Sub with any of the terms or provisions hereof or thereof, will (i) violate any provision of the organizational documents of Parent, Buyer or Merger Sub, (ii) (x) violate, conflict with or require any notice, filing, consent, waiver or approval under any Applicable Law to which Parent, Buyer, Merger Sub or any of their respective Subsidiaries or any of their respective properties, contracts or assets are subject, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate or result in a right of acceleration of the performance required by, result in the creation of any Encumbrance upon the properties, contracts or assets of Parent, Buyer or Merger Sub under, or require any notice, approval, waiver or consent under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer, Merger Sub or any of their respective Subsidiaries is a party, or by which Buyer, Merger Sub or any of their respective Subsidiaries, or any of their respective properties or assets, may be bound or affected.

Section 4.3 Consents and Approvals. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings as are required to be made under the HSR Act, the Exon-Florio Act and any antitrust or similar regulatory filings in any foreign jurisdiction, no consents or approvals of or filings or registrations with any Governmental Authority or any third party are necessary in connection with the execution and delivery by Parent, Buyer or Merger Sub of this Agreement and the Escrow Agreement to which either is a party or the consummation by Parent, Buyer or Merger Sub of the transactions contemplated hereby or thereby.

Section 4.4 No Broker. No broker, finder investment banker, financial advisor or other similar Person has acted for or on behalf of, or is entitled to any broker’s, finder’s, advisory, opinion or similar fee or other commission from, Parent, Buyer, Merger Sub or any of their respective Subsidiaries in connection with this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby.

Section 4.5 Available Funds. Parent and Buyer together have available to them, and Parent will make available to Buyer, all funds necessary to satisfy all of Parent’s and Buyer’s obligations under this Agreement and in connection with the transactions contemplated hereby.

Section 4.6 Sufficient Shares Reserved for Option Exercise. Parent has duly authorized and reserved for issuance a sufficient number of Parent Ordinary Shares under its stock option plans for issuance to the Holders of Company Options that are assumed pursuant to this Agreement. The Parent Ordinary Shares underlying such assumed Company Options, when issued in accordance with the terms and conditions of the assumed Company Options, will be duly authorized, validly issued, fully paid and nonassessable.

ARTICLE 5.
Covenants and Additional Agreements

Section 5.1 Conduct of Business. Commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time and termination of this Agreement in accordance with its terms, the Company shall carry on the operation of the Company Business in the ordinary course and substantially in accordance with past practice and shall use its commercially reasonable efforts not to take any action inconsistent with the provisions of this Agreement. Commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time and termination of this Agreement in accordance with its terms, except as expressly set forth in this Agreement, the Company shall use its commercially reasonable efforts, in a manner consistent with its past practices, to maintain the present character and quality of the Company Business, including, without limitation, its present operations, physical facilities, working conditions, goodwill and relationships with lessors, licensors, suppliers, customers, employees and independent contractors. Commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time and termination of this Agreement in accordance with its terms, without limiting the generality of the foregoing, unless specifically consented to by Buyer in advance in writing or by e-mail (which consent shall not be unreasonably withheld), except as expressly set forth in or contemplated by this Agreement or the Retention Plan, the Company and its Subsidiaries shall not:

Section 5.1.1 incur any indebtedness for borrowed or purchase money or letters of credit (other than in the ordinary course of business consistent with past practice under existing lines of credit), or assume, guarantee, endorse (other than endorsements for deposit or collection in the ordinary course of business), or otherwise become responsible for obligations of any other Person in excess of $10,000 in the aggregate;

Section 5.1.2 issue (except pursuant to Company Options outstanding on the date of this Agreement and disclosed on Section 3.2.2 of the Company Disclosure Schedule, Company Warrants outstanding on the date of this Agreement and disclosed on Section 3.2.3 of the Company Disclosure Schedule and upon the conversion of shares of Preferred Stock issued and outstanding on the date of this Agreement) or commit to issue any shares of its capital stock or any other securities or any securities convertible into shares of its capital stock or any other securities, including, without limitation, any options to acquire capital stock (other than options issued to new hires in the ordinary course of business and in amounts consistent with past practices);

Section 5.1.3 except as may be necessary or desirable in connection with Section 2.6.7 hereof or obtaining the approval referenced in Section 5.6.2 hereof, amend, waive or modify any terms of any Company Option or Company Warrant, including, without limitation, by directly or indirectly increasing or reducing the per share exercise price or the number of shares of Common Stock subject to any Company Option or Company Warrant;

Section 5.1.4 other than the payment of accrued but unpaid dividends to the holders of Preferred Stock as part of the aggregate consideration paid by Buyer hereunder in compliance with the terms of the Company Certificate of Incorporation, declare, set aside, make, pay or incur any obligation to pay any dividend or distribution on its capital stock (whether payable in cash, stock, property or a combination thereof) or enter into any voting agreement with respect to its capital stock;

Section 5.1.5 reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or securities (other than repurchases made at or below then current fair market value pursuant to, and in accordance with, pre-existing restricted stock agreements, stock option agreements or under other equity compensation plans or similar agreements in effect on the date hereof);

Section 5.1.6 make any change to the Company's Certificate of Incorporation or the Company's bylaws;

Section 5.1.7 mortgage, pledge or otherwise encumber (other than through the involuntary imposition of Permitted Encumbrances solely of a nature described in clauses (i), (ii), (v) or (vi) of the definition of “Permitted Encumbrances” set forth herein) any Company Assets or sell, transfer, license or otherwise dispose of any Company Assets except for (i) the non-exclusive license of Intellectual Property or (ii) the sale of inventory to customers, in the case of the matters referred to in the foregoing clauses (i) and (ii), in the ordinary course of business and consistent with the Company’s past practice;

Section 5.1.8 make or commit to make any loan to any Person (other than expense and sales commission advances to Company employees in the ordinary course of business consistent with past practice);

Section 5.1.9 cancel, release or assign any material indebtedness owed to it or any material claims or rights held by it or waive any rights of material value to the Company; provided that for purposes of this sentence, any amount equal to, or in excess of $50,000, individually or in the aggregate, shall be deemed to be material;

Section 5.1.10 make any (i) investment or commitment of a capital nature either by purchase of stock or securities, other than investments of cash in money market or similar funds, (ii) contributions to capital, (iii) business or product line acquisitions, or (iv) by the purchase of any property or assets of any other Person, other than (A) the purchase of inventory in the ordinary course of business consistent with past practice or (B) in accordance with the Company’s present operating plan attached to Section 5.1.10 of the Company Disclosure Schedule;

Section 5.1.11 adopt a plan of partial or complete liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger) or otherwise permit its corporate existence to be suspended, lapsed or revoked;

Section 5.1.12 unless otherwise permitted by the express provisions of Section 5.1.1 – Section 5.1.23, inclusive, (i) enter into any Contract that would have been a Scheduled Contract if it had been executed prior to the date hereof, (ii) terminate any Scheduled Contract or any Contract described in the immediately preceding clause (i), or (iii) make any change in or waive or exercise any right under any Scheduled Contract or any Contract described in the immediately preceding clause (i);

Section 5.1.13 other than in the ordinary course of business consistent with past practice, (i) enter into or modify any employment Contract, (ii) change the status, title or responsibilities, including without limitation, termination or promotion, of any officer of the Company, or promote any Company Business Employee (who is not an officer as of the date of this Agreement) to an officer position; (iii) pay any compensation to or for any Company Business Employee, officer or director other than in the ordinary course of business and pursuant to existing employment arrangements; (iv) approve or adopt any commission, bonus, retention or similar plan or target, (v) pay or agree to pay any bonus, incentive compensation, service award, severance, “stay bonus” or other like benefit, (vi) enter into or modify any other Employee Plan, or (vii) modify any Employee Plan (provided, however, that for this clause (vii), the Retention Plan shall not be modified except to allocate awards thereunder with Buyer’s approval notwithstanding anything to the contrary); provided, however, that notwithstanding the foregoing, for retention purposes, the Company may increase the annual compensation payable to any employees of the Company in amounts that do not exceed the amounts set forth in Section 5.1.13 of the Company Disclosure Scheduled;

Section 5.1.14 make any change in any method of accounting or accounting practice other than as required by GAAP, Applicable Law or any Governmental Authority;

Section 5.1.15 file any material Tax Return or any material amendment to a material Tax Return, make or change any election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any Tax Sharing Agreement or any closing agreement with a Taxing Authority, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

Section 5.1.16 (i) prepay any long-term debt, or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) (except in the ordinary course of business consistent with past practice or as necessary and with Buyer’s consent in order to comply with Section 6.3.12), (ii) willfully accelerate or delay the collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates on which the same would have been collected in the ordinary course of business consistent with past practice; (iii) willfully delay or accelerate the payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice, (iv) vary the Company’s inventory practices in any material respect from the Company’s past practices or (v) fail to pay any material obligation of the Company when due;

Section 5.1.17 Change the accounting methods or practices by the Company or revalue any of the Company Assets, including writing off or establishing reserves with respect to inventory, notes or accounts receivable (other than for which adequate reserves have been previously established) other than as required by GAAP, Applicable Law or any Governmental Authority;

Section 5.1.18 write up, write down or write off the book value of any Company Assets, except for depreciation and amortization in accordance with GAAP consistently applied;

Section 5.1.19 other than (i) the payment of the Goldman Sachs Fee and the out-of-pocket legal, accounting and similar advisory fees and expenses set forth in the Statement of Closing Expenses, and (ii) except as permitted by clause (iv) of Section 5.1.10, make any individual cash payment in excess of $10,000, other than payments made in the ordinary course of business consistent with past practice (including, without limitation, payments for Taxes due and payments to the Company’s suppliers in the ordinary course of business) or consistent with the Company’s plan attached hereto as Section 5.1.19 of the Company Disclosure Schedule;

Section 5.1.20 waive, release, assign, settle or compromise any material claims or settle any Proceeding;

Section 5.1.21 do any other act or fail to take any action, that would cause any representation or warranty of the Company in this Agreement that is currently true to be or become untrue in any material respect that is not in the ordinary course of business consistent with past practice;

Section 5.1.22 take any action regarding any Registered Company Intellectual Property, other than (i) filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business and (ii) the enforcement of rights under, and the filing and maintenance of, Patents, Trademarks, Copyrights and applications therefor in the ordinary course of business;

Section 5.1.23 grant any rights in Intellectual Property except in the ordinary course of business and consistent with past practice; or

Section 5.1.24 directly or indirectly take, agree to take or otherwise permit to occur any of the actions described in Section 5.1.1 through Section 5.1.23, inclusive.

Section 5.2 Confidentiality and Announcements.

Section 5.2.1 The parties to this Agreement hereby agree to be bound by and comply with the provisions set forth in the Non-Disclosure Agreement, the provisions of which (other than the eleventh and twelfth paragraphs thereof, which are terminated and superseded hereby) are hereby incorporated herein by reference. Effective upon, and only upon the earlier of (i) the Closing or (ii) the termination date set forth in the seventeenth paragraph of the Non-Disclosure Agreement, the parties obligations under the Non-Disclosure Agreement shall terminate.

Section 5.2.2 Subject to Section 5.2.1 of this Agreement, the parties hereto shall consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement or the transactions contemplated hereby and no such press release or other public disclosure shall be made without the consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that the parties may make such disclosure to the extent (i) such disclosure is compelled by legal process (by interrogatories, subpoena, civil investigative demand or similar process) or (ii) such disclosure is required, based upon the written advice of counsel, pursuant to the requirements of any Applicable Law (including without limitation the Securities Act, the Exchange Act or, in the case of Buyer only, any rule or regulation promulgated by any national stock exchange or the NASDAQ National Market).

Section 5.3 Access by Buyer. Subject to the terms of the Non-Disclosure Agreement, commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time and termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its directors, officers, employees and representatives to, afford Buyer and its representatives reasonable access upon reasonable notice and at all reasonable times to the Company Business for the purpose of inspecting the same, and to its directors, officers, employees and representatives, properties, books and records, Contracts and Company Assets, and shall furnish Buyer and its representatives, upon reasonable notice and in a timely manner, all financial, operating and other data and information as Buyer or its Affiliates, through their respective representatives, may reasonably request. Notwithstanding anything to the contrary in this Agreement, nothing learned by, discovered by or otherwise disclosed to Parent, Buyer or any of their Affiliates or representatives pursuant to this Section 5.3 shall amend or modify any representation or warranty of the Company in this Agreement in any manner or adversely affect the rights and remedies of Parent and Buyer under this Agreement and Applicable Law.

Section 5.4 Notification of Certain Matters. Commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time and termination of this Agreement in accordance with its terms, the Company shall give prompt notice to Buyer of (i) the occurrence, or failure to occur, of any event after the date hereof that would cause any representation or warranty of the Company contained in this Agreement or in any Escrow Agreement to which it is a party to be untrue or inaccurate in any material respect and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder (each, a “Development”); provided, however, that such disclosure shall not be deemed to amend or modify any representation or warranty of the Company in this Agreement in any manner or adversely affect the rights and remedies of Parent and Buyer under this Agreement and Applicable Law. The Company shall promptly notify Buyer of any Development that occurs before the Closing that would reasonably be expected to result in a Company Material Adverse Effect, to materially adversely affect the ability of the Company to consummate any of the transactions contemplated by this Agreement or the Escrow Agreement.

Section 5.5 Acquisition Proposals.

Section 5.5.1 Subject to the terms of Section 5.5.2 and Section 5.5.3, commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time and termination of this Agreement in accordance with its terms, the Company shall not, and shall not authorize or knowingly permit any of its directors, officers, employees, agents or other representatives to, directly or indirectly: (i) solicit, encourage, initiate, substantively review (except as may be permitted by the DGCL) or participate in any negotiations or discussions with respect to any offer or proposal (formal or informal, oral, written or otherwise) to acquire all or any part of the Company, whether by purchase of assets, exclusive license, joint venture formation, purchase of stock, business combination or otherwise (other than (A) discussions with Parent and Buyer regarding this Agreement, the Merger and the other transactions contemplated hereby, and (B) discussions with current and former Company Business Employees or any Holders of Company Warrants outstanding on the date hereof or granted after the date hereof in accordance with the terms of this Agreement regarding the exercise and termination of any Company Options and Company Warrants) (an “Acquisition Proposal”), (ii) disclose any information not customarily disclosed to any Person concerning the Company and which the Company believes would be used for the purposes of formulating any Acquisition Proposal, (iii) assist, cooperate with, facilitate or encourage any Person to make any Acquisition Proposal (directly or indirectly), or (iv) agree to, enter into a Contract regarding, approve, recommend or endorse any transaction involving, any Acquisition Proposal. Commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time and termination of this Agreement in accordance with its terms, the Company shall notify Buyer promptly of any proposal or offer (formal or informal, oral, written or otherwise), or any inquiry or contact with any Person with respect thereto, regarding any Acquisition Proposal, such notice to include the identity of the Person proposing such Acquisition Proposal and the terms thereof, and shall keep Buyer apprised, on a current basis, of the status of any such Acquisition Proposal and of any modifications to the terms thereof. Subject to the terms of Section 5.5.2 and Section 5.5.3, the Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to the execution and delivery of this Agreement with respect to any Acquisition Proposal.

Section 5.5.2 Notwithstanding the provisions of Section 5.5.1 hereof, the Company may, in response to an unsolicited proposal for an Acquisition Proposal made after the date of this Agreement and prior to the Company’s receipt of the Stockholder Consent, which did not result from a knowing breach of Section 5.5.1 and which the Company’s board of directors determines, in good faith, after consultation with outside legal counsel and financial advisors, is or would reasonably be expected to lead to a Superior Proposal (as defined below), and subject to compliance with the last sentence of Section 5.5.1, (i) furnish information with respect to Company to the Person making such Acquisition Proposal and its officers, directors, employees, investment bankers, attorneys or other advisors or representatives (“Advisors”) pursuant to a customary confidentiality agreement not less restrictive of the other party than the Non-Disclosure Agreement, and (ii) participate in discussions or negotiations with such person and its Advisors regarding such Acquisition Proposal; provided, however, that notwithstanding the foregoing or anything to the contrary in this Agreement, the parties hereto agree that the terms of this Section 5.5.2 shall have no further force or effect whatsoever upon the Company’s receipt of the Stockholder Consent and, in furtherance thereof, the Company hereby irrevocably waives any rights to enforce or seek to enforce or invoke the terms of this Section 5.5.2 immediately upon its receipt of the Stockholder Consent.

Section 5.5.3 If the Company’s board of directors receives a Superior Proposal after the date of this Agreement and prior to the Company’s receipt of the Stockholder Consent, which Superior Proposal was not knowingly solicited by the Company in violation of Section 5.5.1, and as a result thereof the Company’s board of directors determines, in good faith, after consultation with outside legal counsel and financial advisors, that the Company is required to take the applicable action described in the following clauses (i), (ii) or (iii) in order to fulfill their fiduciary duties to the Company’s stockholders, the Company’s board of directors may (i) terminate this Agreement pursuant to clause (ii) of Section 7.1.7, (ii) change or modify its recommendation to the Stockholders with respect to this Agreement, the Merger and the transactions contemplated hereby, and/or (iii) recommend such Superior Proposal to the Stockholders and may authorize the Company immediately thereafter to enter into an agreement with respect to such Superior Proposal, but only (x) at a time that is not less than 48 hours after the Company’s delivery to Buyer of written notice advising Buyer that the Company’s board of directors is prepared to approve a Superior Proposal, identifying the person making such Superior Proposal and otherwise complying with this Section 5.5.3 and (y) after taking into full account any proposal by Buyer to amend the terms or conditions of the Merger and this Agreement. For purposes of this Agreement, the term “Superior Proposal” shall mean any Acquisition Proposal to acquire all or substantially all of the equity securities, or all or substantially all of the assets, of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all of its assets or otherwise, which the Company’s board of directors determines in good faith, after consultation with outside legal counsel and its financial advisors, if completed on the terms proposed, would be more favorable to the Stockholders than the Merger, taking into account (i) all of the terms and conditions of such proposal and this Agreement (including any proposal by Buyer to amend the terms of the Merger) and (ii) such other factors (in addition to price) as the Company’s board of directors reasonably considers to be relevant (including, for example, legal, regulatory, and timing factors); provided, however, that notwithstanding the foregoing or anything to the contrary in this Agreement, the parties hereto agree that the terms of this Section 5.5.3 shall have no further force or effect whatsoever upon the Company’s receipt of the Stockholder Consent and, in furtherance thereof, the Company hereby irrevocably waives any rights to enforce or seek to enforce or invoke the terms of this Section 5.5.3 immediately upon its receipt of the Stockholder Consent.

Section 5.5.4 Nothing contained in this Section 5.5 shall prohibit the Company from making any disclosure to its Stockholders if, in the reasonable good faith judgment of the Company’s board of directors, after consultation with outside counsel, the Company’s board of directors determines that it is required to make such disclosure to its stockholders in order to satisfy its fiduciary duties under Applicable Law.

Section 5.6 Company Stockholder Approval.

Section 5.6.1 The Company shall use its best efforts to obtain the Stockholder Consent immediately following the execution of this Agreement. Promptly upon obtaining the Stockholder Consent, the Company shall prepare and, as soon as reasonably practicable, send to all Holders of Company Stock on the record date for the Stockholders Consent who did not execute such Stockholder Consent the notices required pursuant to Sections 228 and 262 of the DGCL. Such materials submitted to the Company’s stockholders in connection with such Stockholder Consent shall be subject to review and comment (not to be unreasonably withheld or delayed) by Buyer and, with respect to the notice required by Section 262 of the DGCL, shall include an information statement regarding the Company, Parent and Buyer, the terms of this Agreement and the Merger and the unanimous recommendation of the Company’s board of directors that the Company’s stockholders vote their shares in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement and the Escrow Agreement (the “Information Statement”). Each party agrees that information supplied by such party for inclusion in the Information Statement will not, on the date the Information Statement is first sent or furnished to the Stockholders contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. The parties shall update, amend and supplement the Information Statement from time to time as may be required by Applicable Laws.

Section 5.6.2 Promptly following the execution and delivery of this Agreement, the Company shall use commercially reasonable efforts to determine those persons who may constitute “disqualified individuals” within the meaning of Section 280G of the Code whose receipt of payments that are contingent on the change of ownership that will result from consummation of the Merger (the “280G Payments”) may cause them to receive “excess parachute payments” within the meaning of Section 280G of the Code. The Company shall consult in good faith with Parent and Buyer in connection with such determination and shall permit Parent and Buyer to review the work papers of the Company and any advisors retained to assist the Company in making its determination. The disqualified individuals who are determined by the Company, after consultation with Parent and Buyer, to be the prospective recipients of excess parachute payments in connection with the Merger shall be referred to herein as the “Disqualified Individuals”. The Company shall use commercially reasonable efforts to procure a binding agreement from each Disqualified Individual pursuant to which each such Disqualified Individual agrees to waive his or her right to receive an amount of his or her 280G Payments that will be sufficient to cause his or her remaining 280G payments not to be parachute payments in the event that the Company stockholders fail to approve the payments placed at risk pursuant to such waivers. In the event that the Company procures one or more waivers of any 280G Payments, the Company shall promptly submit (in a manner reasonably satisfactory to Buyer) the 280G Payments subject to such waivers for approval by the Company’s stockholders by the requisite vote under Applicable Law, so that, if approved, such 280G Payments shall not be deemed to be “parachute payments”pursuant to Section 280G of the Code. The Company shall keep Parent and Buyer reasonably informed of the status and results of such stockholder submission and vote and the outcome thereof.

Section 5.7 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement and the Escrow Agreement, the board of directors of the Company shall grant such approvals and take such actions as are necessary so that the Merger and such other transactions contemplated by this Agreement and the Escrow Agreement may be consummated as promptly as practicable on the terms set forth in this Agreement and the Escrow Agreement and otherwise act to eliminate the effects of any Takeover Statute on the Merger and any of the other transactions contemplated by this Agreement and the Escrow Agreement.

Section 5.8 Further Assurances. Upon the terms and subject to the conditions contained in this Agreement, the parties hereby agree, in each case both before and after the Closing, (i) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Escrow Agreement, including obtaining such consents, approvals and notices set forth in, or otherwise required to be in, Section 3.4 of the Company Disclosure Schedule, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and thereunder and (iii) to cooperate, to the extent practicable, with each other in connection with the foregoing. Without limiting the generality of the foregoing, the parties agree to use their respective commercially reasonable efforts (A) to promptly seek to obtain any necessary consents (including, without limitation, the making, promptly after the date hereof, of all filings required to be made under the HSR Act, the Exon-Florio Act and/or with any Governmental Authority with respect to this Agreement, the Escrow Agreement, the Merger and the other transactions contemplated hereby and thereby), (B) to give all notices to, and make all registrations and filings with third parties, including submissions of information requested by Governmental Authorities and (C) to fulfill all other conditions to this Agreement. Notwithstanding the foregoing, (y) no material amendment or modification shall be made to any Contract to obtain any required consent without the prior written consent of Buyer and (z) no party hereto or any of their respective Affiliates shall be required to sell, transfer, divest or otherwise dispose of any of its respective business, assets or properties in connection with this Agreement, the Escrow Agreement, the Merger or any of the other transactions contemplated hereby or thereby in connection with obtaining such consents or making such filings. Each party shall deliver customary closing certificates and representations for the purpose of facilitating delivery of the opinions of counsel contemplated by this Agreement.

Section 5.9 Employee Matters.

Section 5.9.1 As soon as practicable following the Effective Time, Buyer may (unless Buyer elects in its discretion to maintain comparable Employee Plans of the Company) enroll those current Company Business Employees who will be retained by the Surviving Corporation following the Closing (each a “Retained Company Employee”) in Buyer’s “employee benefit plans” as defined in Section 3(3) of ERISA or other plans, arrangements or agreements providing benefits to employees (or to any dependent or beneficiary thereof) of Buyer, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option plans, policies, programs, practices or arrangements (each a “Buyer Benefit Plan”). The date of Buyer’s enrollment of Retained Company Employees in the Buyer Benefit Plans may vary with respect to each Buyer Benefit Plan, but shall hereafter be referred to with respect to each Buyer Benefit Plan as the “Benefit Plan Enrollment Date.” During the period between the Effective Time and the Benefit Plan Enrollment Date, if any, for a Buyer Benefit Plan, each Retained Company Employee shall remain enrolled in the relevant Company Benefit Plans.

Section 5.9.2 Unless Buyer and the Company agree otherwise in writing, the board of directors of the Company shall adopt resolutions terminating, effective at least one (1) day prior to the Closing Date but contingent on Closing, any Employee Plan which is intended to meet the requirements of Section 401(k) of the Code (each such Employee Plan, a “401(k) Plan”). At the Closing, the Company shall provide Buyer (i) executed resolutions of the board of directors of the Company authorizing such termination and (ii) an executed amendment to each such 401(k) Plan intended to assure compliance with all applicable requirements of the Code and regulations thereunder. The form of such resolutions and amendment shall be subject to prior reasonable approval of Buyer, and the Company shall take any such reasonable steps to terminate the 401(k) Plan as Buyer may direct.

Section 5.9.3 Buyer shall use commercially reasonable efforts to provide that each of the Retained Company Employees (i) shall receive benefits comparable to similarly situated employees of Buyer or Parent and (ii) shall be credited with their years of service with the Company for purposes of eligibility to participate and vesting in any Buyer benefit plans intended to be qualified under Section 401(a) of the Code, (iii) subject to any limitations set forth in Buyer’s benefit plans, or applicable to such plans under Applicable Law, shall not be subject to any exclusions for pre-existing conditions under such plans, and (iv) shall be permitted to carry over any vacation leave accrued as of the Closing Date (not to exceed 240 hours for each individual Retained Company Employee, subject to Applicable Law) under the Company’s vacation leave policy.

Section 5.10 Statement of Closing Expenses. Not later than three (3) Business Days prior to the Closing Date, the Company shall provide to Buyer an itemized list (the “Statement of Closing Expenses”) of (i) the Goldman Sachs Fee, (ii) all (A) out-of-pocket legal, accounting and other similar advisory fees and expenses of the Company incurred by the Company in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby (other than the Goldman Sachs Fee) and (B) termination fees and expenses paid or payable to Silicon Valley Bank in connection with the termination of the Company’s credit facility with Silicon Valley Bank in connection with the transactions contemplated hereby (the items in this clause (ii), “Company Transaction Expenses”), and (iii) the Recent Accelerated Option Value. Any Company Transaction Expenses in excess of $550,000 shall be deemed “Excess Company Transaction Expenses.” Parent, Buyer and Merger Sub shall pay any expenses related to the filings made by such parties under the HSR Act and the Exon-Florio Act. Except as expressly provided otherwise in this Agreement, the parties shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the Escrow Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby.

Section 5.11 Statement of Closing Consideration. No later than three (3) Business Days prior to the Closing Date, the Company shall provide to Buyer a statement (the “Statement of Closing Consideration”) setting forth the following information as of immediately prior to the Effective Time: (i) the names, addresses and, if reasonably requested, taxpayer identification numbers of each Holder, (ii) the type and number of shares of Company Stock held by each such Holder, (iii) the number of Company Options held by each such Holder, (iv) the number and type of Company Warrants held by each such Holder, (iv) each such Holder’s allocation of Transaction Consideration and Escrow Cash, which shall be in accordance with Article 2 hereof and the terms and conditions of the Company Certificate of Incorporation, and (v) (A) in the case of Company Options to be assumed by Buyer at the Closing pursuant to this Agreement, the number of shares of Company Stock issuable upon the exercise in full of each such assumed Company Option immediately prior to the Effective Time and the respective pre-Closing exercise prices thereof, or (B) in the case of Vested Company Options to be cancelled pursuant to this Agreement, the amount of cash to be paid in respect of each such Vested Company Option.

Section 5.12 Retention Bonuses. Promptly following the execution and delivery of this Agreement and prior to the Closing, Parent, Buyer and the Company shall work together in good faith to allocate the $2.5 million in cash set aside under the Retention Plan among the Company Business Employees who accept offers of employment with Parent or Buyer in connection with the Merger and the other transactions contemplated hereby, subject only to being employed by Parent or one of its Subsidiaries on the payment date of such bonuses.

Section 5.13 Indemnified Directors and Officers.

Section 5.13.1 For a period of no less than six (6) years following the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification of, and advancement of expenses to, present and former directors and officers of the Company than those set forth in the Company Certificate of Incorporation and the Company’s bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would adversely affect the rights thereunder of the individuals who immediately prior to the Closing are present or former directors or officers of the Company, unless such modification is required after the Closing by Applicable Law.

Section 5.13.2 Parent, Buyer or the Surviving Corporation shall maintain in effect for six (6) years following the Effective Time, if available, the current directors’ and officers’ liability insurance policy (the “D&O Policy”) maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Parent, Buyer or the Surviving Corporation be required to expend in the aggregate an amount per year in excess of 200% of the current annual premium paid by the Company (which annual premium is set forth on Section 5.13.2of the Company Disclosure Schedule) for such D&O Policy (such 200% amount, the “Maximum Annual Premium”); and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, Parent, Buyer and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Policy on terms and conditions no less advantageous than the D&O Policy, provided that the amount paid by the Company for such “tail” policy shall not exceed 200% of the Maximum Annual Premium. In the event that the Company purchases such a “tail” policy prior to the Effective Time, Parent, Buyer and the Surviving Corporation shall maintain such “tail”policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent, Buyer and the Surviving Corporation under the first sentence of this Section 5.13.2 for so long as such “tail” policy shall be required to be maintained in full force and effect.

Section 5.13.3 Each of Parent and Buyer agrees that it shall, and shall cause the Surviving Corporation and its Subsidiaries to, jointly and severally, indemnify each Person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or of any of its Subsidiaries, and each of their successors and assigns (the “Indemnified Officers and Directors”), with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense (including reasonable fees and expenses of legal counsel), against any of the Indemnified Officers and Directors in his or her capacity as a officer or director of the Company or its Subsidiaries, whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of, any facts or circumstances occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including liability arising under Applicable Law and including any liability arising out of or pertaining to the transactions contemplated by this Agreement, in each case to the same extent as provided in the Company’s bylaws or the Company Certificate of Incorporation or any other applicable contract or agreement in effect on the date of this Agreement. In the event of any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense described in the preceding sentence, Parent, Buyer and the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Officers and Directors promptly after statements are received in advance of settlement, judgment or other resolution thereof to such Indemnified Officers and Directors upon request for reimbursement of documented expenses reasonably incurred, provided the applicable Indemnified Officers and Directors provide an undertaking to repay all advanced expenses if it is finally judicially determined that such Indemnified Officers and Directors are not entitled to indemnification.

Section 5.13.4 If Parent, Buyer or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent, Buyer or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.13.

Section 5.13.5 The rights of each of the Indemnified Officers and Directors under this Section 5.13 shall be in addition to any rights such Person may have under the Company Certificate of Incorporation, bylaws or similar organizational documents of the Company or any of its Subsidiaries, or under Applicable Law or under any agreement of any of the Indemnified Officers and Directors with the Company or any of its Subsidiaries (which agreements shall survive the Merger). These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each of the Indemnified Officers and Directors.

Section 5.14 Tax Matters.

Section 5.14.1 Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior tot he Closing Date which are filed after the Closing Date, including amended Tax Returns. Buyer shall permit the Holder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing.

Section 5.14.2 The parties agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could otherwise be imposed with respect to a taxable period (or portion thereof) ending on or before the Closing Date. Buyer and the Holder Representative shall cooperate, and cause their representatives and Affiliates to cooperate, as and to the extent reasonably requested by any other party hereto in connection with the preparation and filing of Tax Returns as provided herein and any audit, litigation or other proceeding with respect to Taxes or otherwise. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Company shall (i) retain all books and records with respect to Company Taxes (including Tax Returns) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations for assessment of Taxes for such respective taxable period, and (ii) give the Holder Representative reasonable written notice prior to transferring, destroying or discarding any books and records of the Company and, if another party so requests, allow the Holder Representative to take possession of such books and records.

Section 5.15 Assumed Company Options.

Section 5.15.1 As soon as practicable after the Effective Time, Buyer shall deliver to each Holder of a Company Option an appropriate notice setting forth such holder’s rights pursuant thereto after giving effect to the adjustments required by Section 2.6.7. Buyer shall take all corporate action necessary to duly authorize and reserve for issuance a sufficient number of Parent Ordinary Shares for delivery upon exercise of such assumed Company Options pursuant to the terms of this Agreement.

Section 5.15.2 As soon as reasonably practicable following the Effective Time, but in any event within five (5) Business Days thereafter, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or on such other registration statement form as may be required under Applicable Law) to register the sale of Parent Ordinary Shares issuable upon the exercise of all Company Options assumed by Buyer pursuant to this Agreement, and Parent shall cause such registration statement(s) to become and remain effective until the later of (i) the date on which all such assumed Company Options are no longer outstanding, and (ii) the date on which all such Parent Ordinary Shares issued pursuant to the outstanding assumed Company Options are freely tradable or tradable pursuant to Rule 144 of the Securities Act without being subject to the volume restrictions thereof.

ARTICLE 6.
Conditions to Closing

Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

Section 6.1.1 The waiting period applicable to the Merger under the HSR Act and any waiting period applicable to the Merger under the Exon-Florio Act shall have been terminated or shall have expired, all approvals under antitrust regulatory filings in any jurisdiction that shall be necessary or jointly determined by Buyer and the Company to be reasonably desirable shall have been obtained, and there shall be no pending commitment by Parent, Buyer, the Company or any of their respective Subsidiaries to any Governmental Authority (which commitment was requested or required by such Governmental Authority) not to close the transactions contemplated hereby.

Section 6.1.2 No Proceeding by any Governmental Authority shall have been instituted and remain pending which questions the validity or legality of the transactions contemplated hereby and which would reasonably be expected to adversely affect the Company, the Company Business or the Company Assets in any material respect if the transactions contemplated hereby are consummated.

Section 6.1.3 There shall not be any Applicable Law or Court Order in effect that enjoins or makes the transactions contemplated hereby illegal or otherwise prohibited.

Section 6.1.4 Any governmental or regulatory notices or approvals required under any Applicable Law to carry out the transactions contemplated by this Agreement shall have been obtained and the parties shall have complied in all material respects with all Applicable Laws applicable to the transactions contemplated by this Agreement.

Section 6.1.5 The Stockholder Consent shall have been obtained.

Section 6.2 Additional Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Company:

Section 6.2.1 (i) The representations and warranties of Parent, Buyer and Merger Sub set forth in this Agreement that are qualified by reference to the word “material” or the phrase “Parent Material Adverse Effect” shall have been true and correct in all respects as of the date hereof (other than such representations and warranties that speak as of a specific date, which shall have been true and correct as of such date), and the representations and warranties of Parent, Buyer and Merger Sub set forth in this Agreement that are not so qualified by reference to the word “material” or the phrase “Parent Material Adverse Effect” shall have been true and correct in all material respects as of the date hereof (other than such representations and warranties that speak as of a specific date, which shall have been true and correct in all material respects as of such date), and (ii) the representations and warranties of Parent, Buyer and Merger Sub set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made on and as of the Closing Date (other than such representations and warranties that speak as of a specific date, which shall have been true and correct in all material respects as of such date).

Section 6.2.2 Each of Parent, Buyer and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Escrow Agreement to which it is a party to be performed or complied with by it on or prior to the Effective Time.

Section 6.2.3 Parent, Buyer and the Escrow Agent shall have executed and delivered a copy of the Escrow Agreement to the Company and to the Stockholder Representative.

Section 6.2.4 Wilson Sonsini Goodrich & Rosati, Professional Corporation or Naschitz, Brandes & Co., counsel for Parent, Buyer and Merger Sub, shall have delivered to the Company a legal opinion or opinions, dated as of the Closing Date, substantially in the form attached hereto as Exhibit C.

Section 6.3 Additional Conditions to the Obligations of Parent, Buyer and Merger Sub to Effect the Merger. The respective obligations of Parent, Buyer and Merger Sub to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Parent, Buyer and Merger Sub:

Section 6.3.1 (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to the word “material” or the phrase “Company Material Adverse Effect” shall have been true and correct in all respects as of the date hereof (other than such representations and warranties that speak as of a specific date, which shall have been true and correct as of such date), and the representations and warranties of the Company set forth in this Agreement that are not so qualified by reference to the word “material” or the phrase “Company Material Adverse Effect” shall have been true and correct in all material respects as of the date hereof (other than such representations and warranties that speak as of a specific date, which shall have been true and correct in all material respects as of such date), and (ii) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made on and as of the Closing Date (other than such representations and warranties that speak as of a specific date, which shall have been true and correct in all material respects as of such date); provided, however, that solely for purposes of this clause (ii) of this Section 6.3.1, the representations and warranties of the Company set forth in this Agreement shall be deemed to be true and correct “in all material respects” at and as of the Closing Date (or, if applicable, on another specific date) if any and all inaccuracies in such representations and warranties as of the Closing Date (or, if applicable, such specific date) would not be reasonably expected to result in Losses for which the Buyer Indemnified Parties are entitled to indemnification pursuant to Article 8 that exceed six million dollars ($6,000,000) in the aggregate.

Section 6.3.2 The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Escrow Agreement to which it is a party to be performed or complied with by it on or prior to the Effective Time.

Section 6.3.3 Each of the written employment agreements between the Company and each of Wayne Jackson, Tom McDonough and Martin Roesch that are in effect on the date hereof and have been delivered to Parent and Buyer prior to the date hereof shall remain in full force and effect.

Section 6.3.4 The Company shall have received all consents and approvals of, and made all notices to, the third parties set forth on Exhibit D hereto.

Section 6.3.5 The Company shall have delivered a certificate, dated as of the Closing Date and executed by the Chief Executive Officer and Chief Financial Officer, as to the fulfillment of each of the conditions set forth in Section 6.3.1, Section 6.3.2, Section 6.3.8 and Section 6.3.10 of this Agreement.

Section 6.3.6 The Stockholder Representative shall have executed and delivered a copy of the Escrow Agreement to Parent, Buyer and the Escrow Agent.

Section 6.3.7 Morrison &Foerster LLP, counsel for the Company, shall have delivered a legal opinion to Parent and Buyer, dated as of the Closing Date, substantially in the form attached hereto as Exhibit E.

Section 6.3.8 Since the date of this Agreement, no Company Material Adverse Effect shall have occurred or arisen and no events or developments shall have occurred or arisen that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 6.3.9 The Company shall have delivered certified organizational documents and certificates of good standing for the Company issued by (x) the Secretary of State of the State of Delaware and (y) the Secretary of State of each state in which the Company is qualified to do business as a foreign corporation, in each case dated not more than five (5) Business Days prior to the Closing Date.

Section 6.3.10 There shall have been no (i) actual litigation, proceeding or claim against Parent, Buyer, Merger Sub or the Company seeking to prohibit or calling into question the Merger or any other transaction contemplated by this Agreement, or (ii) any actual or threatened litigation, proceeding or claim brought by third parties in respect of the Company Owned Intellectual Property that would be reasonably likely to have a Company Material Adverse Effect.

Section 6.3.11 No more than three percent (3%) of the shares of Common Stock (calculated on both an as-converted and a fully-diluted basis) as of the Closing Date shall be Company Dissenting Shares.

Section 6.3.12 The Company shall have obtained binding payoff letters from Silicon Valley Bank, in a form reasonably acceptable to Parent and Buyer, in respect of the loans set forth in Section 6.3.12 of the Company Disclosure Schedule.

Section 6.3.13 On or prior to the Closing Date, the Company shall have delivered to Buyer a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in form and substance reasonably acceptable to Buyer along with written authorization for Buyer to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing of the Merger.

Section 6.3.14 The person set forth on Exhibit F shall have executed and delivered an irrevocable assignment and release in favor of the Company, Parent and Buyer in respect of the matters set forth on Exhibit F, and such individual shall not have taken any action to revoke, rescind or otherwise repudiate his assignment and release.

ARTICLE 7.
Termination

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

Section 7.1.1 by mutual written consent of Parent, Buyer, Merger Sub and the Company;

Section 7.1.2 by Parent, Buyer and Merger Sub, on the one hand, or the Company, on the other hand, if (i) any court of competent jurisdiction or other Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become non-appealable, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Authority that would make consummation of the Merger illegal or otherwise prohibited;

Section 7.1.3 by Parent, Buyer and Merger Sub, on the one hand, or the Company, on the other hand, if the Merger has not been consummated by December 31, 2005 (the “Outside Date”); provided, however, that, if the Merger is not consummated on or before December 31, 2005 solely by reason of the failure of the condition set forth in Section 6.1.1 to be satisfied on or before such date, the Outside Date shall be February 15, 2006; provided further, however, that no party hereto may terminate this Agreement pursuant to this Section 7.1.3 if such party’s material breach of any of its obligations under this Agreement shall have been the principal reason that the Merger shall not have been consummated on or before the applicable Outside Date;

Section 7.1.4 by Parent, Buyer and Merger Sub if (w) none of them is in material breach of its obligations under this Agreement at the time of such termination, (x) there shall have been (i) a material breach of any representation or warranty of the Company set forth in this Agreement, or (ii) a material breach by the Company of any of its covenants or agreements set forth in this Agreement, (y) in the case of (x)(i) above, in a manner that would cause the condition set forth in Section 6.3.1 not to be satisfied at the time of such breach, or in the case of (x)(ii) above, in a manner that would cause the condition set forth in Section 6.3.2 not to be satisfied at the time of such breach, and (z) if such applicable breach described in (i) or (ii) of clause (x) above is of a nature that can be cured, the Company has not cured such breach or event within ten (10) Business Days after written notice by Parent, Buyer or Merger Sub thereof.

Section 7.1.5 by Parent, Buyer and Merger Sub if there has occurred a Company Material Adverse Effect;

Section 7.1.6 by Parent, Buyer and Merger Sub if the Stockholder Consent shall not have been obtained promptly (and in any event within one (1) hour) following the execution and delivery of this Agreement by the parties hereto (provided that such termination right shall automatically expire at such time as the Stockholder Consent shall have been obtained);

Section 7.1.7 by the Company if (i) it is not in material breach of its obligations under this Agreement at the time of such termination and (x) if there shall have been (A) a material breach of any representation or warranty of any of Parent, Buyer or Merger Sub set forth in this Agreement or (B) a material breach by any of Parent, Buyer or Merger Sub of any of their respective covenants or agreements set forth in this Agreement, (y) in the case of (x)(A) above, in a manner that would cause the condition set forth in Section 6.2.1 not to be satisfied at the time of such breach or in the case of (x)(B) above, in a manner that would cause the condition set forth in Section 6.2.2 not to be satisfied at the time of such breach and (z) if such applicable breach described in (A) or (B) of clause (x) above is of a nature that can be cured, Parent, Buyer or Merger Sub, as applicable, has not cured such breach or event within ten (10) Business Days after written notice by the Company thereof, or (ii) subject to the terms of clause (ii) of Section 7.2.2, pursuant to and in accordance with Section 5.5.3 for the purpose of pursuing a Superior Proposal previously received by the Company and not withdrawn at the time of such termination; provided, however, that notwithstanding the foregoing or anything to the contrary in this Agreement, the parties hereto agree that the termination rights set forth in this clause (ii) shall have no further force or effect whatsoever upon the Company’s receipt of the Stockholder Consent and, in furtherance thereof, the Company hereby irrevocably waives any rights to enforce or seek to enforce or invoke the termination rights set forth in this clause (ii) immediately upon its receipt of the Stockholder Consent; and

Section 7.1.8 by the Company if there has occurred a Parent Material Adverse Effect.

Section 7.2 Effect of Termination.

Section 7.2.1 Notwithstanding anything to the contrary in this Agreement, in the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect and there shall be no liability on the part of any party hereto or its Affiliates, directors, officers or stockholders except as set forth in the Non-Disclosure Agreement and Section 5.10, this Section 7.2 and Article 9 hereof, each of which shall survive the termination of this Agreement. Nothing contained in this Section 7.2 shall relieve any party from liability for any willful or intentional breach of this Agreement.

Section 7.2.2 The Company shall pay Buyer a cash fee of $8.9 million (the “Termination Fee”), (i) by wire transfer of immediately available funds to an account designated in writing by Buyer within one (1) Business Day after satisfaction of all conditions to such payment referenced in this clause (i) of this Section 7.2.2, in the event that (A) Parent or Buyer terminates this Agreement pursuant to Section 7.1.4, and (B) following the date hereof and prior to such termination, an Acquisition Proposal shall have been publicly announced or shall have become publicly known, and (C) within twelve (12) months following such termination of this Agreement, either a Company Acquisition (as defined below) is consummated, or the Company enters into a letter of intent or binding contract providing for a Company Acquisition and such Company Acquisition is later consummated, or (ii) by wire transfer of immediately available funds to an account designated in writing by Buyer and as a condition precedent to the validity of such termination by the Company, in the event that the Company terminates this Agreement pursuant to Section 5.5.3 and clause (ii) of Section 7.1.7. For purposes of this Agreement, a “Company Acquisition” shall mean any of the following transactions or a series of related transactions having any of the following effects (other than the transactions contemplated by this Agreement): (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction; (B) a sale or other disposition by the Company of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the Company’s business immediately prior to such sale; or (C) the acquisition by a person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Company.

Section 7.2.3 The parties acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without such agreements, the parties would not enter into this Agreement. If the Company fails to promptly pay to Buyer the Termination Fee if and when it becomes due hereunder, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus five percent per annum, compounded quarterly, from the date the Termination Fee was originally required to be paid.

Section 7.2.4 The parties agree and acknowledge that, notwithstanding anything to the contrary in this Agreement, the Termination Fee shall be deemed liquidated damages in respect of any breach or obligation hereunder. To the extent that the Termination Fee is paid by the Company and accepted by Buyer, Buyer shall not be entitled to exercise any other rights it may have under this Agreement or otherwise.

ARTICLE 8.
Indemnification

Section 8.1 Survival of Representations, Warranties and Covenants. All of the representations and warranties of the Company set forth in this Agreement or in any certificate or other instrument executed and delivered by the Company at the Closing (including, for this purpose, the Statement of Closing Expenses and the Statement of Closing Consideration) in connection with this Agreement and the consummation of the transactions contemplated hereby shall survive the Closing and any investigation conducted by Parent, Buyer, their Affiliates and representatives until the Expiration Date. All representations and warranties of Parent, Buyer and Merger Sub set forth in this Agreement shall survive the Closing until the Expiration Date. All covenants or other agreements contained in this Agreement shall survive the Closing in accordance with their respective terms.

Section 8.2 Indemnification Obligations of Company Indemnifying Parties.

Section 8.2.1 From and after the Effective Time, each Stockholder (the “Company Indemnifying Parties”) shall, severally in proportion to their respective Pro Rata Shares and not jointly, indemnify and hold Parent, Buyer, the Company and each of their Subsidiaries, and each of their respective officers, directors, employees, members, stockholders, agents and representatives (the “Buyer Indemnified Parties”), harmless from and against all losses, damages, liabilities, claims, demands, obligations, deficiencies, payments, judgments, settlements, costs and expenses of any nature whatsoever (including, without limitation, the costs and expenses of any and all investigations, actions, suits, proceedings, demands, assessments, judgments, orders, settlements and compromises relating thereto, and reasonable attorneys’, accountants’, experts’ and other fees and expenses incurred in connection therewith) (“Losses”) paid, suffered, sustained or incurred by any Buyer Indemnified Parties, resulting from, arising out of, or due to, directly or indirectly, any of the following: (i) (A) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of the Company (x) contained in this Agreement (when read together with the applicable disclosures on the Company Disclosure Schedule) as of the date of this Agreement, or (y) contained in the certificate delivered by the Company pursuant to Section 6.3.5, and (B) any inaccuracies in any representation or warranty of the Company contained in this Agreement (when read together with the applicable disclosures in the Company Disclosure Schedule) as of the Closing Date as if such representations and warranties had been made at and as of the Closing Date (other than representations and warranties that speak as of a specific date, which must only be accurate as of such date, rather than the Closing Date); provided, however, that, the parties hereto acknowledge and understand that solely for the purposes of this clause (i)(B), (x) the Company shall not be deemed to be actually making any representations and warranties on or as of the Closing Date, and indemnity liability under this clause (i)(B) shall be imposed only by reason of the comparison of the representations and warranties made in this Agreement on the date hereof (read together with the applicable disclosure on the Company Disclosure Schedule) with the facts, events and occurrences in existence on the Closing Date, and (y) no Buyer Indemnified Party shall have any claim for fraud or willful misrepresentation arising out of this clause (i)(B); (ii) any breaches or non-fulfillments of any covenant or other agreement of the Company contained in this Agreement or the Escrow Agreement; (iii) any payments made to a holder of Company Dissenting Shares in excess of that portion of the Transaction Consideration to which such Stockholder was entitled under Section 2.6 hereof (but for the fact that such Company Stock was deemed Company Dissenting Shares; (iv) the matters set forth in (A) Section 8.2.1(iv)(A) of the Company Disclosure Schedule, and (B) Section 8.2.1(iv)(B) of the Company Disclosure Schedule; (v) any inaccuracies in the Statement of Closing Expenses; and(vi)any inaccuracies in the Statement of Closing Consideration.

Section 8.2.2 For the purpose of this Article 8 only, when determining the amount of Losses suffered as a result of (i) any inaccuracy or misrepresentation in, or any breach of, any representation or warranty of the Company, whether as of the date hereof or as of the Closing Date, or (ii) any breach or non-fulfillment of any covenant or other agreement of the Company, but not for determining whether any such inaccuracy, misrepresentation, breach or non-fulfillment has occurred, any representation, warranty, agreement or covenant given or made by the Company that is qualified in scope as to materiality or “Company Material Adverse Effect” shall be deemed to be made or given without such qualification.

Section 8.2.3 The Company Indemnifying Parties shall not have any right of contribution from Parent, Buyer, the Company, the Surviving Corporation or their Affiliates with respect to any Loss claimed by a Buyer Indemnified Party under Section 8.2.1; provided, however, that nothing in this Section 8.2.3 shall limit, restrict or otherwise impair the rights of any Indemnified Officers and Directors under the terms of Section 5.13.

Section 8.3 Indemnification Obligations of Buyer Indemnifying Parties.

Section 8.3.1 From and after the Effective Time, each of Parent, Buyer and Merger Sub (the “Buyer Indemnifying Parties”) shall jointly and severally indemnify and hold each Stockholder, and each of their respective officers, directors, employees, members, stockholders, agents and representatives (the “Company Indemnified Parties”), harmless from and against all Losses paid, suffered, sustained or incurred by any Company Indemnified Party resulting from, arising out of, or due to, directly or indirectly, any of the following: (i) any (A) inaccuracy or misrepresentation in, or breach of, any representation or warranty of any of Parent, Buyer or Merger Sub contained in this Agreement as of the date hereof, and (B) any inaccuracy or misrepresentation in, or breach of, any representation or warranty of Parent, Buyer and Merger Sub contained in this Agreement as of the Closing Date as if such representations and warranties had been made at and as of the Closing Date; and (ii) any breach or non-fulfillment of any covenant or other agreement of any of Parent, Buyer or Merger Sub contained in this Agreement or the Escrow Agreement.

Section 8.3.2 For the purpose of this Article 8 only, when determining the amount of Losses suffered as a result of (i) any inaccuracy or misrepresentation in, or any breach of, any representation or warranty of Parent, Buyer and Merger Sub, whether as of the date hereof or as of the Closing Date, or (ii) any breach or non-fulfillment of any covenant or other agreement of Parent, Buyer and Merger Sub, but not for determining whether any such inaccuracy, misrepresentation, breach or non-fulfillment has occurred, any representation, warranty, agreement or covenant given or made by Parent, Buyer or Merger Sub that is qualified in scope as to materiality or “Parent Material Adverse Effect” shall be deemed to be made or given without such qualification.

Section 8.3.3 Indemnification Claim Procedures. In the event that a Buyer Indemnified Party wishes to make an indemnification claim under this Article 8, such Buyer Indemnified Party shall provide written notice of such claim (an “Indemnification Notice”) to the Escrow Agent and the Stockholder Representative, to the extent that such indemnification claim will be recovered solely from the Escrow Cash in the Escrow Account, and to the Stockholder Representative and all Company Indemnifying Parties, to the extent that such indemnification claim will be recovered directly from any Company Indemnified Parties. In the event that a Company Indemnified Party wishes to make an indemnification claim under this Article 8, such Company Indemnified Party shall provide an Indemnification Notice to Parent and Buyer. Any such Indemnification Notice shall, to the extent practicable, set forth in reasonable detail the basis for the indemnification claim and a good faith determination of the estimated amount of the indemnification claim. No recovery in respect of any such indemnification claim shall be permitted unless and until the validity of such indemnification claim is finally resolved, either by mutual agreement of the parties or by a court of competent jurisdiction. In the event that a Buyer Indemnified Party is entitled to recover Losses hereunder as a result of the final resolution of the validity of an indemnification claim, such Buyer Indemnified Party and the Stockholder Representative shall provide written notice (a “Resolved Claim Notice”) of such recovery to the Escrow Agent if and to the extent that such indemnification claim will be satisfied and paid with Escrow Cash. Within five (5) calendar days after receipt of a Resolved Claim Notice, the Escrow Agent shall deliver to the applicable Buyer Indemnified Parties an amount of Escrow Cash equal to the amount of such recovery, and each Company Indemnifying Party shall be deemed to have contributed its Pro Rata Share of the amounts set forth in the Resolved Claim Notice to such payment.

Section 8.4 Third-Party Claims.

Section 8.4.1 In the event that any Buyer Indemnified Party wishes to make an indemnification claim under this Article 8 in respect of, arising out of or involving a claim made by any third party (which for this purpose shall included written notification of the commencement of any audit by any Taxing Authority) (a “Third-Party Claim”) against such Buyer Indemnified Party, promptly following receipt by such Buyer Indemnified Party of written notice of the Third-Party Claim, such Buyer Indemnified Party shall provide written notice thereof to the Stockholder Representative to the extent that such Buyer Indemnified Party intends to seek indemnification from the Escrow Account in respect of such Third Party Claim; provided, however, that failure to give such notification shall not limit or otherwise affect the indemnification rights provided hereunder except to the extent the Company Indemnifying Parties shall have been actually and materially prejudiced as a result of such failure. In the event that any Company Indemnified Party wishes to make an indemnification claim under this Article 8 in respect of, arising out of or involving a Third Party Claim against such Company Indemnified Party, promptly following receipt by such Company Indemnified Party of written notice of the Third-Party Claim, such Company Indemnified Party shall provide written notice thereof to Parent and Buyer; provided, however, that failure to give such notification shall not limit or otherwise affect the indemnification rights provided hereunder except to the extent the Buyer Indemnifying Parties shall have been actually and materially prejudiced as a result of such failure.

Section 8.4.2 The Company Indemnifying Parties shall not be entitled to assume and control the defense of any Third-Party Claim against any Buyer Indemnified Party, and the Buyer Indemnifying Parties shall not be entitled to assume and control the defense of any Third Party Claims against the Company indemnified Parties. The parties each agree to consult with and to keep the other parties hereto informed on a regular basis regarding the status of any Tax audit or proceeding to the extent that such audit or proceeding could affect a liability of such other parties or the Stockholders (including indemnity obligations hereunder). No settlement of any Third Party Claim against a Buyer Indemnified Party effected without the prior consent of the Stockholder Representative shall be determinative of whether the Buyer Indemnified Parties are entitled to indemnification hereunder with respect thereto or the amount of Losses paid, suffered, sustained or incurred by the Buyer Indemnified Parties in respect thereof. No settlement of any Third Party Claim against a Company Indemnified Party effected without the prior consent of Parent and Buyer shall be determinative of whether the Company Indemnified Parties are entitled to indemnification hereunder with respect thereto or the amount of Losses paid, suffered, sustained or incurred by the Company Indemnified Parties in respect thereof.

Section 8.5 Limitations on Indemnification Obligations.

Section 8.5.1 Except in the case of fraud or willful misrepresentation in connection with this Agreement and the transactions contemplated hereby, from and after the Effective Time, the Company Indemnifying Parties shall not be obligated to indemnify any Buyer Indemnified Party pursuant to clause (i)(A) of Section 8.2.1 unless and until the aggregate amount of all Losses paid, suffered, incurred or sustained by the Buyer Indemnified Parties under this Agreement exceeds $750,000 (the “Threshold Amount”), whereupon the Buyer Indemnified Parties shall be entitled to recover pursuant to such clause (i)(A) the amount of all such Losses in excess of $375,000; provided, however, that the Threshold Amount limitation set forth in this Section 8.5.1 shall not apply to Losses arising out of breaches of the representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.4, Section 3.7, Section 3.10 and Section 3.16, and any Losses arising out of any breaches of such representations and warranties shall not be taken into account for purposes of determining whether the Buyer Indemnified Parties have incurred Losses in excess of the Threshold Amount.

Section 8.5.2 From and after the Effective Time, the Company Indemnifying Parties shall not be obligated to indemnify any Buyer Indemnified Party pursuant to clause (i)(B) or clause (iv)(B) of Section 8.2.1 unless and until the aggregate amount of all Losses paid, suffered, incurred or sustained by the Buyer Indemnified Parties under such clauses of this Agreement exceeds $2,000,000 (the “Deductible Amount”), whereupon the Buyer Indemnified Parties shall be entitled to recover pursuant to such clauses (i)(B) and (iv)(B) only the amount in excess of the Deductible Amount.

Section 8.5.3 Except in the case of fraud or willful misrepresentation in connection with this Agreement and the transactions contemplated hereby, or in the case of any claim arising out of a breach of the representations and warranties set forth in Section 3.2, from and after the Effective Time, the Company Indemnifying Parties shall not be obligated to indemnify the Buyer Indemnified Parties pursuant to clauses (i) – (v) of Section 8.2.1 (but specifically excluding clause (vi) of Section 8.2.1) for any amounts in excess of the amounts held in the Escrow Account at the time any such indemnification obligation is paid to the Buyer Indemnified Parties, and the funds held in the Escrow Account shall be the Buyer Indemnified Parties sole recourse and remedy for any indemnification claims arising hereunder.

Section 8.5.4 Except in the case of fraud or willful misrepresentation in connection with this Agreement and the transactions contemplated hereby, from and after the Effective Time, the Company Indemnifying Parties shall not be obligated to indemnify the Buyer Indemnified Parties pursuant to clause (i) – (v) of Section 8.2.1 (but specifically excluding clause (vi) of Section 8.2.1) for any indemnification claim that is made after the Expiration Date; provided, however, that such obligations shall not terminate with respect to any item as to which a Buyer Indemnified Party shall have, before the Expiration Date, previously made a bona fide claim by delivering a notice of such indemnification claim pursuant to this Article 8.

Section 8.5.5 Except in the case of fraud or willful misrepresentation in connection with this Agreement and the transactions contemplated hereby, from and after the Effective Time, the indemnification provisions set forth in this Article 8 shall be the sole and exclusive recourse and remedy of the Buyer Indemnified Parties and the Company Indemnified Parties for any breach or violation of this Agreement and any claims or Losses arising out of the transactions contemplated hereby, and Parent, Buyer, Merger Sub and the Surviving Corporation (on behalf of all Buyer Indemnified Parties), on the one hand, and the Company (on behalf of all Company Indemnified Parties), on the other hand, hereby irrevocably waive any and all other remedies they may have against the Company Indemnifying Parties or the Buyer Indemnifying Parties, as the case may be, from and after the Effective Time, in respect of any and all such Losses arising under this Agreement and the transactions contemplated hereby and thereby.

Section 8.5.6 No Limitations.

Section 8.5.6.1 Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit the liability of any party hereto for any Losses arising out of fraud or willful misrepresentation in connection with this Agreement and the transactions contemplated hereby.

Section 8.5.6.2 Notwithstanding anything to the contrary in this Agreement, subject to the terms of Section 7.2, nothing in this Agreement shall limit the rights and remedies of the parties hereto prior to the Effective Time of the Merger.

Section 8.5.6.3 Notwithstanding anything to the contrary in this Agreement, from and after the Effective Time, nothing in this Agreement shall limit the liability of any Company Indemnifying Party for any Losses arising out of (i) a breach of the representations and warranties of the Company set forth in Section 3.2, and (ii) the matters described in clause (vi) of Section 8.2.1; provided, however, that notwithstanding the foregoing, the Company Indemnifying Party shall not be obligated to indemnify the Buyer Indemnified Parties for any amounts in excess of the amounts held in the Escrow Account at the time of any indemnification claim is paid unless and until the Escrow Cash has been fully exhausted or reserved for payment in respect of any previously submitted indemnification claims.

Section 8.5.6.4 Notwithstanding anything to the contrary in this Agreement, subject to the terms of Section 7.2, nothing in this Agreement shall limit the rights of any party hereto to apply for equitable remedies to enforce the other party or parties’ obligations hereunder (it being understood and hereby agreed that, from and after the Effective Time, any suit for equitable remedies shall be limited to a suit to specifically enforce the terms and provisions of this Article 8 and Article 9).

Section 8.5.6.5 Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit the rights of the Buyer Indemnified Parties or the Company Indemnified Parties, as the case may be, to bring and recover a claim for indemnification under this Article 8 notwithstanding the fact that any such party had knowledge of the breach, facts or circumstances giving rise to the Losses forming the basis for such indemnification claim prior to the Effective Time or otherwise waived any conditions to the consummation of the Merger related thereto.

Section 8.5.7 Stockholder Representative.

Section 8.5.7.1 Tim Guleri shall be appointed and constituted the “Stockholder Representative” under a Stockholder Representative Agreement by and among Parent, Buyer, the Company and the Stockholder Representative, in customary form and substance reasonably acceptable to, and mutually agreed upon prior to the Closing by, Parent, Buyer and the Company (the “Stockholder Representative Agreement”), and as such shall serve as agent for, and have all powers as attorney-in-fact of, each Company Indemnifying Party, to (i) negotiate, settle and compromise indemnification claims by any Buyer Indemnified Parties pursuant to this Article 8 solely to the extent that such indemnification claims would be satisfied and payable out of the Escrow Cash, (ii) authorize the release of Escrow Cash in connection therewith, (iii) give and receive notices of communications in respect thereof, (iv) comply with orders of courts with respect thereto, and (v) take all actions necessary or appropriate in the judgment of the Stockholder Representative in connection with the foregoing. By virtue of the adoption of this Agreement and the approval of the Merger by the Stockholders, each Stockholder (regardless of whether such Stockholder votes in favor of the adoption of this Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) shall be deemed to have appointed the Stockholder Representative, effective from and after the Effective Time, to serve in the foregoing capacity.

Section 8.5.7.2 If the Stockholder Representative elects to resign as Stockholder Representative for any reason, the Stockholder Representative shall notify Parent and Buyer of its intent to resign, which shall be effective 20 Business Days after such notice. The Company Indemnifying Parties shall, with the written consent of the Holders of a majority-in-interest of the Escrow Cash then remaining in the Escrow Account, appoint a successor Stockholder Representative and notify the Parent and Buyer within five (5) Business Days after such appointment.

Section 8.5.7.3 Notice or communications to or from the Stockholder Representative pursuant to this Section 8.5.7 shall constitute notice to or from each of the Company Indemnifying Parties with an interest in the Escrow Cash at the time of such notice.

Section 8.5.7.4 A decision, act, consent or instruction of the Stockholder Representative pursuant to this Section 8.5.7 shall constitute a decision, act, consent or instruction of each and all of the Indemnifying Parties with an interest in the Escrow Cash at such time, and shall be final, binding and conclusive upon each and all of such Company Indemnifying Parties, and Parent and Buyer shall be entitled to rely upon any decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and all such Company Indemnifying Parties, and Parent and Buyer shall be relieved from any liability to any such Company Indemnifying Parties (or any other Person) for any acts done by it in accordance with such decision, act, consent or instruction.

Section 8.5.7.5 The Stockholder Representative shall promptly notify each Company Indemnifying Party in the event of any decision, act, consent or instruction of the Stockholder Representative pursuant to this Section 8.5.7. The Stockholder Representative shall have no liability to any party hereto, any Buyer Indemnified Party or any Company Indemnifying Party in connection with actions taken hereunder. Each Company Indemnifying Party, jointly and severally, with right of contribution among them, shall indemnify and hold harmless the Stockholder Representative with respect to any claim, loss, damage and liability against such Stockholder Representative (including, without limitation, reasonable attorneys’ fees and costs) arising from any decision, act, consent or instruction of such Stockholder Representative pursuant to this Section 8.5.7, unless and to the extent that such claim arises from such Stockholder Representative’s gross negligence or willful misconduct.

Section 8.5.7.6 The Stockholder Representative shall be entitled to receive reimbursement from the Company Indemnifying Parties for any and all reasonable expenses, charges, liabilities and debts (including, without limitation, reasonable attorneys’ fees and costs), incurred by the Stockholder Representative from and after the Closing in the performance or discharge of its rights and obligations under this Agreement. The Stockholder Representative shall be entitled to collect up to an aggregate of $200,000 of such reimbursement amount (including any expenses incurred in connection with the defense of any indemnity claims made by the Buyer Indemnified Parties pursuant to this Article 8), as and when such expenses, charges, liabilities and debts are actually incurred and paid, from the Escrow Cash pursuant to the terms of the Escrow Agreement.

ARTICLE 9.
Miscellaneous

Section 9.1 Entire Agreement. This Agreement (including the Company Disclosure Schedule, any other exhibits, schedules, certificates, lists and documents referred to herein, and any documents executed by the parties simultaneously herewith or pursuant thereto), the Escrow Agreement and the Non-Disclosure Agreement (as amended hereby) constitute the entire agreement of the parties hereto, except as provided herein, and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof. Each party hereto, in entering into this Agreement, is relying only on the representations, warranties, covenants and agreements contained herein and in the Escrow Agreement and is not relying upon any other representations, warranties, covenants or agreements (written or oral) made by any other party or any other party’s Affiliates, officers, directors, stockholders, agents, attorneys or representatives.

Section 9.2 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or a Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,”“includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. This Agreement and the Escrow Agreement were the products of extensive drafting, review, negotiation and acceptance by and among the parties. Each of the parties was represented by counsel or had the opportunity to seek counsel in the course of negotiations. Accordingly, the parties agree that there shall be no presumption against any party with regard to any ambiguity or uncertainty in the Agreement or the Escrow Agreement, and no party shall be deemed to be the draftsman of such agreements.

Section 9.3 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broadly as is enforceable.

Section 9.4 Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered in person, (b) transmitted by telecopy (with written confirmation of transmission), (c) mailed by certified or registered mail (return receipt requested) (in which case such notice shall be deemed given on the third (3rd) day after such mailing) or (d) delivered by an express courier (with written confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent, Buyer or Merger Sub at any time, or to the Company after the Closing Date, to:

Check Point Software Technologies, Inc. 800 Bridge Parkway Redwood City, CA 94065 Facsimile: (650) 649-1975 Attention: General Counsel

With copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, California 94304 Facsimile: (650) 493-6811 Attention: Jeffrey D. Saper, Esq. Steven Liu, Esq.

Wilson Sonsini Goodrich & Rosati, Professional Corporation One Market, Spear Tower, Suite 3300 San Francisco, California 94105 Facsimile: (415) 947-2099 Attention: Michael S. Ringler, Esq.

and

Naschitz, Brandes & Co. 5 Tuval Street Tel Aviv 67897 Israel Facsimile: +972-3-623-5005 Attention: Aaron M. Lampert, Esq.

If to the Company before the Closing Date, to:

Sourcefire, Inc. 9770 Patuxent Woods Drive Columbia, Maryland 21046 Facsimile: (703) 991-2435 Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Morrison & Foerster LLP 1650 Tysons Boulevard, Suite 300 McLean, Virginia 22102 Facsimile: (703) 760-7777 Attention: Thomas J. Knox, Esq. Lawrence T. Yanowitch, Esq.

If to the Stockholder Representative, to the address and facsimile number set forth in the Stockholder Representative Agreement entered into in connection with the transactions contemplated hereby.

With a copy (which shall not constitute notice) to:

Morrison & Foerster LLP 1650 Tysons Boulevard, Suite 300 McLean, Virginia 22102 Facsimile: (703) 760-7777 Attention: Thomas J. Knox, Esq. Lawrence T. Yanowitch, Esq.

Section 9.5 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns. No provision of this Agreement is intended or shall be construed to confer upon any entity or Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof, except that (i) the provisions of Section 8.2 through Section 8.4 shall be for the benefit of, and shall be enforceable by, the Company Indemnified Parties and the Buyer Indemnified Parties, (ii) the provisions of Section 5.13 shall be for the benefit of, and shall be enforceable by, the Indemnified Officers and Directors, and (iii) the provisions of Article 8 shall be enforceable by the Stockholder Representative in accordance with the terms of the Stockholder Representative Agreement. This Agreement may not be assigned by any of the parties hereto; provided, however, that Buyer may assign all or part of its rights under this Agreement and delegate all or part of its obligations under this Agreement to (i) a wholly owned Subsidiary of Buyer, in which event all of the rights and powers of Buyer and remedies available to Buyer under this Agreement shall extend to and be enforceable by such Subsidiary or (ii) any Person who acquires Buyer, whether by way of merger or the purchase of all of Buyer’s outstanding capital stock or substantially all of Buyer’s assets, provided further in the case of the foregoing clauses (i) and (ii), the Buyer shall remain fully and primarily obligated hereunder. In the event of any such assignment and delegation, the term “Buyer” as used in this Agreement shall be deemed to refer to such Subsidiary or successor of Buyer, as the case may be, where reference is made with respect to actions to be taken with respect to the transactions contemplated by this Agreement and the Escrow Agreement, and shall be deemed to include both Buyer and such Subsidiary or successor of Buyer, as the case may be, where appropriate.

Section 9.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

Section 9.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.8 Governing Law. This Agreement, the legal relations between the parties and the adjudication and the enforcement thereof, shall be governed by and interpreted and construed in accordance with the substantive laws of the State of California without regard to applicable choice of law provisions thereof.

Section 9.9 Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of any state court of the State of California and any federal court sitting in San Francisco, California or San Jose, California and irrevocably agrees that all actions or proceedings arising out of or relating to this agreement or the transactions contemplated hereby or in aid or arbitration or for enforcement of an arbitral award shall be litigated exclusively in such courts. Each of the parties hereto agrees not to commence any legal proceedings related hereto except in such courts. Each of the parties hereto irrevocable waives any objection which he or it may now or hereafter have to the laying of the venue of any such proceeding in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.10 Attorneys’Fees. If any proceeding relating to this Agreement or the Escrow Agreement or the enforcement of any provision hereof or thereof is brought against any party to this Agreement, the prevailing party in such suit or proceeding shall be entitled to recover its reasonable attorneys’ fees, costs and disbursements incurred in the course of such proceeding, in addition to any other relief to which the prevailing party may be entitled.

Section 9.11 Joint and Several Liability. The covenants, agreements and obligations of Parent and Buyer (and the liability of Parent and Buyer for any breach thereof) arising under this Agreement shall be joint and several.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CHECK POINT SOFTWARE TECHNOLOGIES, LTD. By: —————————————— Name: Title:

CHECK POINT SOFTWARE TECHNOLOGIES, INC. By: —————————————— Name: Title:

SEYFERT ACQUISITION CORPORATION By: —————————————— Name: Title:

SOURCEFIRE, INC. By: —————————————— Name: Title:

[Signature Page of Agreement and Plan of Merger]

EXHIBIT A

Form of Retention Plan

EXHIBIT B

Form of Escrow Agreement

EXHIBIT C

         Form of Opinions of Wilson Sonsini Goodrich & Rosati, Professional Corporation

[Subject to appropriate qualifications, including, without limitation, the exclusion of any opinion with respect to the HSR Act, the Exon-Florio Act, any United States federal or state securities laws or any non-United States laws.]

    1.        Each of Buyer and Merger Sub is a corporation organized and existing under the General Corporation Law of the State of Delaware, with corporate power and authority to enter into the Merger Agreement and the Escrow Agreement and perform its respective obligations thereunder.

    2.        Each of Buyer and Merger Sub is validly existing and in good standing under the laws of the State of Delaware.

    3.        The execution, delivery and performance of the Merger Agreement and the Escrow Agreement have been duly authorized by all necessary corporate action of Buyer and Merger Sub, and the Merger Agreement and the Escrow Agreement have been duly executed and delivered by Buyer and Merger Sub.

    4.        Each of the Merger Agreement and the Escrow Agreement constitute legally valid and binding obligations of each of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its respective terms.

    5.        The execution and delivery of the Merger Agreement by Buyer and Merger Sub did not, and the consummation of the Merger by Buyer and Merger Sub on the date hereof does not: (i) violate the provisions of the certificate of incorporation or bylaws of Buyer or Merger Sub; (ii) violate any federal or California statute, rule or regulation applicable to Buyer or Merger Sub or (iii) require any consents, approvals or authorizations to be obtained by Buyer or Merger Sub, or any registrations, declarations or filings to be made by Buyer or Merger Sub, under any federal or California statute, rule or regulation applicable to Buyer or Merger Sub that have not been obtained or made.

Form of Opinions of Naschitz, Brandes & Co.

[Subject to appropriate qualifications, including, without limitation, the exclusion of any opinion with respect to the laws of any jurisdiction other than Israel.]

    1.        Parent is a company under the laws of Israel, with corporate power and authority to enter into the Merger Agreement and the Escrow Agreement and perform its obligations thereunder.

    2.        Based solely on certificates from public officials, we confirm that Parent is validly existing under the laws of Israel.

    3.        The execution, delivery and performance of the Merger Agreement and the Escrow Agreement have been duly authorized by all necessary corporate action of Parent, and the Merger Agreement and the Escrow Agreement have been duly executed and delivered by Parent.

    4.        The execution and delivery of the Merger Agreement by Parent did not, and the consummation of the Merger by Parent on the date hereof does not: (i) violate the provisions of the organizational documents of Parent; (ii) violate any Israeli statute, rule or regulation applicable to Parent, or (iii) require any consents, approvals or authorizations to be obtained by Parent, or any registrations, declarations or filings to be made by Parent, under any Israeli statute, rule or regulation applicable to Parent that have not been obtained or made.

EXHIBIT D

Schedule of Required Closing Consents, Approvals and Notices

Consent and approval to the consummation of the Merger and the other transactions contemplated hereby from Liberty Property Limited Partnership (or any successor in interest thereto) under that certain lease by and between the Company and Liberty Property Limited Partnership, dated January 28, 2005 (as amended by Amendment No. 1 thereto, dated February 22, 2005) for the Company’s headquarters located at 9770 & 9780 Patuxent Woods Drive, Columbia, Maryland 21046.

EXHIBIT E

Form of Opinions of Morrison & Foerster LLP

[Subject to appropriate qualifications, including, without limitation, the exclusion of any opinion with respect to the HSR Act, the Exon-Florio Act, any United States federal or state securities laws or any non-United States laws.]

    1.        The Company is a corporation under the General Corporation Law of the State of Delaware, with corporate power and authority to enter into the Merger Agreement and perform its obligations thereunder.

    2.        The Company is validly existing and in good standing under the laws of the State of Delaware.

    3.        The authorized capital stock of the Company consists of (i) 35,000,000 shares of Common Stock and (ii) 15,031,658 shares of Preferred Stock, of which (x) 2,495,410 shares have been designated as Series A Preferred Stock, (y) 7,132,205 shares have been designated as Series B Preferred Stock and (z) 5,404,043 shares have been designated Series C Preferred Stock. To our knowledge, based solely on the corporate records of the Company, as of immediately prior to the Effective Time, there are issued and outstanding [—] shares of Common Stock, [—] shares of Series A Preferred Stock, 7,132,205 shares of Series B Preferred Stock and 5,404,043 shares of Series C Preferred Stock. To our knowledge, based solely on the corporate records of the Company, except as set forth on the Company Disclosure Schedule, as of immediately prior to the Effective Time, except as set forth in Exhibit A hereto, there are no other outstanding shares of capital stock of the Company or options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of the Company.

    4.        The execution, delivery and performance of the Merger Agreement have been duly authorized by all necessary corporate action of the Company, and the Merger Agreement has been duly executed and delivered by the Company.

    5.        The Merger Agreement constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    6.        The execution and delivery of the Merger Agreement by the Company did not, and the consummation of the Merger by the Company on the date hereof does not: (i) violate the provisions of the certificate of incorporation or bylaws of the Company; (ii) violate any federal or Delaware statute, rule or regulation applicable to the Company; or (iii) require any consents, approvals or authorizations to be obtained by the Company, or any registrations, declarations or filings to be made by the Company, under any federal or Delaware statute, rule or regulation applicable to the Company that have not been obtained or made.

    7.        To our knowledge, the Company is not party to any pending litigation other than as set forth on Section 3.11 of the Company Disclosure Schedule or on Exhibit A hereto.

EXHIBIT F

Schedule of Closing Assignments and Releases

Persons	Intellectual Property Rights

Martin Roesch	All intellectual property rights of Martin Roesch
in (i) the inventions listed on Exhibit 1 of the
Employee Proprietary Information, Inventions, and
Non-Competition Agreement, dated October 31, 2002
and effective July 1, 2002, between the Company and
Martin Roesch and (ii) the Domain Names listed in
Section 3.7.1(iv) of the Company Disclosure
Schedule.